Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MOUNTAIN ACQUISITION CORP.,
MOUNTAIN MERGER SUB CORP.,
MOUNTAIN ACQUISITION HOLDINGS, LLC
AND
HEALTH GRADES, INC.
Dated as of July 27, 2010

i

Annex A — Conditions to the Offer

EXHIBIT A — Form of Acceptable Confidentiality Agreement
EXHIBIT B.1 — List of Company Officers
EXHIBIT B.2 — List of Parent and Merger Sub Officers

AGREEMENT AND PLAN OF MERGER (including the exhibits attached hereto, this “Agreement”), dated as of July 27, 2010, by and among MOUNTAIN ACQUISITION CORP., a Delaware corporation (“Parent”), MOUNTAIN MERGER SUB CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), MOUNTAIN ACQUISITION HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and HEALTH GRADES, INC., a Delaware corporation (the “Company”). Each of Parent, Merger Sub, Holdings and the Company are referred to herein as a “Party” and together as “Parties”; provided that Holdings is a party to this Agreement solely for purposes of Section 9.4(b) and Article X, and shall be deemed a “Party” only for purposes of Section 9.4(b) and Article X.
WHEREAS, it is proposed that Merger Sub commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), at a price of eight dollars and twenty cents ($8.20) per share of Company Common Stock, net to the holder thereof in cash (such amount, or any different amount per share of Company Common Stock that may be paid pursuant to the Offer in accordance with the terms hereof, the “Offer Price”), on the terms and subject to the conditions set forth herein;
WHEREAS, it is further proposed that following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;
WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in each case on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) (i) has unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, is advisable, and fair to, and in the best interests of, the Company and the stockholders of the Company, (ii) has unanimously authorized and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, and (iii) has unanimously resolved to recommend that the holders of Company Common Stock (collectively, the “Company Stockholders”) accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the General Corporation Law of the State of Delaware (the “DGCL”), adopt this Agreement and the transactions contemplated hereby; and
WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Company Stockholders have delivered to Parent and Merger Sub support agreements (the “Support Agreements”), dated as of the date hereof, providing that such Company Stockholders have, among other things, agreed to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINED TERMS AND INTERPRETATION
Section 1.1 Certain Definitions. For purposes of this Agreement, the term:
(a) “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement by and between the Company and a Third Party substantially in the form attached hereto as Exhibit A, provided that such confidentiality agreement shall not prohibit or impair compliance by the Company with any provision in Section 7.6 hereof, including Section 7.6(f) and the last sentence of Section 7.6(d).
(b) “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or Merger Sub) relating to (i) the acquisition by any Third Party of fifteen percent (15%) or more of the Equity Interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or any Company Subsidiary that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the outstanding Equity Interests in the Company, (iii) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any Third Party acquiring an interest in assets (including Equity Interests of any Subsidiary of the Company) representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any Person that holds assets generating or representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, (v) any tender offer or exchange offer, as such terms are defined under the Exchange Act or other transaction that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the outstanding Equity Interests in the Company (by vote or by value), or (vi) any combination of the foregoing. For purposes of this definition of “Acquisition Proposal”, the term “Third Party” shall include Persons who are in the Parent Group only if they are current directors, officers, employees, general or limited partners, managers, members, equityholders and Affiliates of Parent.

(c) “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of any Equity Interests or as trustee or executor, by Contract or otherwise.
(d) “Antitrust Laws” shall mean any antitrust, competition, or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.
(e) “Blue Sky Laws” shall mean state securities or “blue sky” Laws.
(f) “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or the State of Colorado or is a day on which banking institutions located in the State of New York or the State of Colorado are authorized or required by Law or other governmental action to close.
(g) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
(h) “Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, including any amendments thereto, in each case as in effect as of the date of this Agreement.
(i) “Company By-laws” shall mean the Amended By-Laws of the Company, effective as of August 20, 2004, as amended through the date of this Agreement.
(j) “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section, other than, in each case, any matters required to be disclosed for purposes of Section 5.2 (Capitalization) of this Agreement which matters shall be specifically disclosed in Section 5.2 of the Company Disclosure Schedule).
(k) “Company Intellectual Property” shall mean all Intellectual Property owned by the Company or a Subsidiary and all Intellectual Property that the Company or a Subsidiary is licensed to use by a Third Party.

(l) “Company Material Adverse Effect” shall mean any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, (x) has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (y) would prevent or materially delay the Company from consummating the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided that, for purposes of clause (x), any change, event, circumstance or occurrence to the extent resulting from any of the following after the date hereof shall not constitute a “Company Material Adverse Effect”: (i) changes, events, circumstances or occurrences affecting the economy or financial markets or securities markets in general; (ii) changes in GAAP or any interpretation thereof or changes in applicable Law after the date hereof; (iii) changes, events, circumstances or occurrences in economic, political, regulatory or social conditions or acts of God, natural disasters, calamities, acts of war, terrorism, the engagement by any country in hostilities (or the escalation of the foregoing), commenced after the date hereof; (iv) changes, events, circumstances or occurrences generally affecting the principal industries in which the Company and the Company Subsidiaries conduct their businesses; (v) any failure of the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof; (vi) any change in trading volume, or decline in the trading price of Company Common Stock on the Nasdaq; (vii) changes related to the announcement or pendency of the Offer, the Merger and the other transactions contemplated by this Agreement, or (viii) any changes arising from any action taken pursuant to or in accordance with the terms of this Agreement or to which Parent has expressly approved, consented to or requested; provided, however, that changes set forth in clauses (i), (iii) and (iv) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur if such changes have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries in which the Company and the Company Subsidiaries conduct their businesses; provided, further, that the underlying causes of any change, event, circumstance or occurrence set forth in clauses (v) and (vi) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expect to occur.
(m) “Company Option” shall mean any option to acquire Company Common Stock issued or granted pursuant to any Company Stock Plan.
(n) “Company Stock Plans” shall mean all employee and director stock plans or arrangements of the Company and all individual consultant, employee, director or other Contracts that provide for any Company Option, Company Restricted Stock, or any other right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, or any other award of any kind consisting of shares of Company Common Stock (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents). Each Company Stock Plan is set forth on Section 5.11(a) of the Company Disclosure Schedule.

(o) “Company Termination Fee” shall mean an amount in cash or immediately available funds equal to nine million five hundred fifty thousand dollars ($9,550,000).
(p) “Company Warrant” shall mean the warrant to purchase 125,000 shares of Company Common Stock at an exercise price of $5.00 per share issued on January 16, 2009.
(q) “Contract” shall mean any oral or written note, bond, mortgage, indenture, Lease, sublease, license, sublicense, concession, franchise, purchase order, contract, agreement, arrangement or other instrument, understanding or obligation.
(r) “Covered Securityholders” shall mean holders of Company Common Stock and other securities of the Company.
(s) “Environmental Law” shall mean any Law relating to public health and safety regarding exposure to Hazardous Materials, worker health and safety regarding exposure to Hazardous Materials, pollution, contamination or cleanup, protection or restoration of the environment or natural resources, or the release of any materials into the environment, including those related to Hazardous Materials or air emissions or wastewater discharges.
(t) “Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.
(u) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v) “Existing Confidentiality Agreement” shall mean any confidentiality, standstill or other agreement, understanding or arrangement between the Company or any Company Subsidiary or any Affiliate or any Representative of the Company or any Company Subsidiary (each, a “Company Disclosing Party”), on the one hand, and any Third Party, on the other hand, providing for, among other things, (i) the confidential treatment of non-public information provided by a Company Disclosing Party to such Third Party or any Representative of such Third Party in connection with a potential Acquisition Proposal and/or (ii) prohibiting the Third Party from acquiring the assets or Equity Interests of the Company or any of its Affiliates (or similar actions).
(w) “GAAP” shall mean United States generally accepted accounting principles.
(x) “Governmental Entity” shall mean any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction, or any court, arbitrator, administrative or regulatory authority or commission or other government or government-authorized authority or agency (including any national stock exchange).

(y) “Hazardous Materials” shall mean (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including any petroleum products, derivatives or byproducts, radioactive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde foam insulation, infectious or medical wastes, toxic mold or fungi or polychlorinated biphenyls, and (ii) all other chemicals, substances, wastes or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious or dangerous under applicable Law or for which liability or standards of conduct may be imposed pursuant to any Environmental Law.
(z) “Health Care Laws” shall mean (i) the United States Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, as amended from time to time; (ii) any and all state privacy and confidentiality Laws; (iii) any and all federal, state and local fraud and abuse and self-referral Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn and § 1395x(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (iv) Medicare and the regulations promulgated thereunder; (v) Medicaid and the regulations promulgated thereunder; (vi) requirements of Law relating to the ownership or operation of a health care business, or assets used in connection therewith; and (vii) any and all other applicable health care Laws, regulations, manual provisions, policies and administrative guidance, in the cases of clauses (i) through (vii) as such Laws may be amended from time to time.
(aa) “HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
(bb) “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (ii) all trademarks, service marks, designs, trade dress, logos, trade names, business names, corporate names, Internet domain names and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) all copyrights and other works of authorship, including rights in content, copyrights, database rights, moral rights and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets, confidential business information, know-how and other confidential and proprietary information; and (v) all of the foregoing rights in computer software.

(cc) “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit B.1, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Exhibit B.2.
(dd) “Law” shall mean any Order or any federal, state, local, foreign or international law, statute, treaty, ordinance, common law, or any rule, regulation, code, requirement, ordinance, edict, decree, Permit or directive of any Governmental Entity.
(ee) “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.
(ff) “Leases” shall mean all leases, subleases, licenses and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.
(gg) “Lien” shall mean any mortgage, pledge, security interest, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
(hh) “Loan Agreement” shall mean Loan and Security Agreement, dated as of April 13, 2009, by and between the Company and Silicon Valley Bank.
(ii) “Medicaid” shall mean that certain government-sponsored entitlement program under Title XIX, P.L. 89-97 of the United States Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code.
(jj) “Medicare” shall mean that certain government-sponsored insurance program under Title XVIII, P.L. 89-97, of the United States Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.
(kk) “Nasdaq” shall mean The Nasdaq Stock Market.
(ll) “NDA” shall mean that certain Non-Disclosure Agreement, dated as of November 18, 2009, between the Company and Vestar Capital Partners V, L.P. (“Sponsor”), as such agreement may be amended from time to time.
(mm) “Noncompete Shares” shall mean any shares of Company Common Stock that are issuable pursuant to the terms and conditions of the Amended and Restated Confidentiality and Non-Competition Agreement, dated July 27, 2010, by and between the Company and Kerry R. Hicks.

(nn) “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.
(oo) “Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that any matter disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed in any other section of the Parent Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section).
(pp) “Parent Group” shall mean, collectively, Parent and its former, current and future directors, officers, employees, general or limited partners, managers, members, equityholders and Affiliates.
(qq) “Permitted Encumbrances” shall mean: (i) real estate Taxes imposed with respect to any real property which are not due and payable as of the Closing Date, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) licenses of, options to license, or covenants not to assert claims of infringement with respect to, Intellectual Property, and (vi) statutory landlord’s liens.
(rr) “Permit” shall mean any permit, license, franchise, registration, qualification, variance, certificate, consent, approval or Order of any Governmental Entity.
(ss) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.
(tt) “Representatives” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective directors, managers, officers, employees, members, partners, accountants, advisors, attorneys, agents and representatives.
(uu) “Required Antitrust Approvals” shall mean any required filing, consent, approval or action required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filing, consent, approval or action pursuant to the HSR Act.

(vv) “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
(ww) “SEC” shall mean the United States Securities and Exchange Commission.
(xx) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(yy) “Subsidiary” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.
(zz) “Superior Proposal” shall mean a bona fide Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50.1%)) not resulting from any violation of Section 7.6, which the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the Party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the Offer or the Merger and the other transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation).
(aaa) “Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

(bbb) “Tax” or “Taxes” shall mean (i) any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat or unclaimed property, alternative or add-on minimum, environmental, premium, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other similar governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest and (ii) any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for Taxes of a predecessor entity or as a transferee, by contract or otherwise.
(ccc) “Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.
(ddd) “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.
Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 5.16
Acceptance Time	Section 2.4(a)
Acquisition Proposal Termination Fee	Section 9.4(b)(iii)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.6(c)(ii)
Bankruptcy Exception	Section 5.3(a)
Board Appointment Date	Section 2.4(a)
Certificates	Section 4.2(b)
Certificate of Merger	Section 3.3
Closing	Section 3.2
Closing Date	Section 3.2
Company	Preamble
Company Adverse Recommendation Change	Section 7.6(c)(i)
Company Board	Recitals
Company Board Recommendation	Section 5.3(d)
Company Common Stock	Recitals
Company Disclosure Documents	Section 5.10(a)
Company Financial Advisor	Section 5.3(c)
Company Financial Statements	Section 5.7(b)
Company Material Contract	Section 5.13(a)
Company Plan(s)	Section 5.11(a)
Company Preferred Stock	Section 5.2(a)
Company Representatives	Section 7.5(a)
Company Restricted Stock	Section 4.5(d)
Company SEC Filings	Section 5.7(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.2(a)
Company Stockholder Approval	Section 5.3(b)

Company Subsidiary	Section 5.1
Company Systems	Section 5.18(d)
Compensation Committee	Section 5.25
Continuing Directors	Section 2.4(a)
Continuing Employee	Section 7.3(a)
Debt Financing	Section 7.7(f)
DGCL	Recitals
Dissenting Shares	Section 4.3
Dissenting Stockholders	Section 4.3
Effective Time	Section 3.3
Employment Compensation Arrangement	Section 5.25
End Date	Section 9.1(b)(i)
Equity Financing	Section 6.6
Equity Financing Commitment	Section 6.6
ERISA	Section 5.11(a)
ERISA Affiliate	Section 5.11(a)
Exchange Fund	Section 4.2(a)
FCPA	Section 5.6
FCRA	Section 5.15(a)
GLBA	Section 5.15(a)
Handling	Section 5.15(a)
HIPAA	Section 5.15(a)
Improvements	Section 5.21(b)
Indemnified Parties	Section 7.13(a)
Independent Directors	Section 2.4(b)
Investments	Section 5.2(d)
IRS	Section 5.11(b)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
Minimum Condition	Section 2.1(b)
Notice Period	Section 7.6(d)(iii)
Offer	Recitals
Offer Documents	Section 2.1(g)
Offer Price	Recitals
Offer to Purchase	Section 2.1(g)
Parent	Preamble
Parent Representatives	Section 7.5(a)
Party	Preamble
Paying Agent	Section 4.2(a)
PII	Section 5.15(b)
Proxy Statement	Section 7.2(b)
Recent SEC Reports	Article V
Registered Intellectual Property	Section 5.18(a)
Schedule TO	Section 2.1(g)
Schedule 14D-9	Section 2.3(a)

Short Form Threshold	Section 2.2(a)
Sponsor	Section 1.1(ll)
Support Agreement	Recitals
Surviving Corporation	Section 3.1
Surviving Corporation Benefit Plan	Section 7.3(a)
Tail Period	Section 7.13(b)
Takeover Provisions	Section 5.3(d)
Top-Up Option	Section 2.2(a)
Transaction Litigation	Section 7.9
Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:
(i) references to Sections, Schedules, Annexes, Exhibits and Clauses are references to sections or sub-sections, schedules, annexes, exhibits and clauses of this Agreement;
(ii) references to any Person include references to such Person’s successors and permitted assigns;
(iii) words importing the singular include the plural and vice versa;
(iv) words importing one gender include the other gender;
(v) references to the word “including” do not imply any limitation;
(vi) references to days and months are to calendar days and calendar months, respectively;
(vii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(viii) references to “$” or “dollars” refer to U.S. dollars; and
(ix) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.
ARTICLE II
THE OFFER
Section 2.1 The Offer.
(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated pursuant to Section 9.1 or Section 9.2 hereof, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable) and in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws.

(b) Terms and Conditions of the Offer. The obligation of Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered) in the Offer and not withdrawn shall be subject only to: (i) the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with (A) the shares of Company Common Stock then owned by Parent and Merger Sub (if any), (B) the shares of Company Restricted Stock that are immediately available to be acquired by Merger Sub immediately following the Acceptance Time pursuant to the Support Agreements and (C) the shares of Company Common Stock underlying the Options that are immediately available to be acquired by Merger Sub immediately following the Acceptance Time pursuant to the Support Agreements, and without giving effect to any treasury shares of Company Common Stock, represents more than 50% of the sum of (x) the number of shares of Company Common Stock then issued and outstanding plus (without duplication) (y) except for the Noncompete Shares, all shares of Company Common Stock which the Company may be required to issue as of such date upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all Company Options, the Company Warrant and other derivative securities, including warrants, options (other than the Top-Up Option), convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto. The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company, in each case on the terms and subject to the conditions of this Agreement and the applicable rules and regulations of the SEC. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms or conditions of the Offer that (1) decreases the Offer Price, (2) changes the form of consideration to be paid in the Offer, (3) reduces the number of shares of Company Common Stock sought to be purchased in the Offer, (4) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (5) except as otherwise provided in this Agreement, extends the expiration date of the Offer, (6) amends or waives the Minimum Condition or (7) otherwise amends the Offer in any manner adverse to the holders of Company Common Stock. Parent shall not terminate the Offer prior to any expiration date without the prior written consent of the Company except in the event that this Agreement is validly terminated pursuant to Section 9.1 or Section 9.2.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(d) Expiration and Extension of the Offer.
(i) Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at midnight, New York Time, on the date that is the later of (A) twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), and (B) thirty (30) Business Days after the date of the issuance of the press release in the form set forth in Section 7.11 of the Company Disclosure Schedule.
(ii) Notwithstanding anything to the contrary in Section 2.1(d)(i) or elsewhere in this Agreement:
(A) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer;
(B) in the event that any of the conditions to the Offer set forth on Annex A hereto shall have occurred and be continuing as of any then scheduled expiration date of the Offer (and shall not have been waived by Merger Sub), and provided that it is reasonably expected that such condition or conditions shall cease to exist prior to the End Date (as determined by Merger Sub in good faith), Merger Sub shall extend the Offer for successive extension periods of up to twenty (20) Business Days each, the length of each such period to be determined by Merger Sub in its sole discretion; provided, that, if, (i) at the initial expiration date or the end of any other scheduled expiration date of the Offer, all of the conditions set forth on Annex A have not occurred (or have not been waived by Merger Sub), except for the Minimum Condition, Merger Sub shall only be required to extend the Offer and its expiration date beyond the initial expiration date or such subsequent expiration date for one or more additional periods not to exceed an aggregate of twenty (20) Business Days (the length of each such period to be determined by Merger Sub in its sole discretion so long as such period is at least five (5) Business Days), to permit the Minimum Condition to be satisfied, and (ii) in no event shall Purchaser be required to extend the Offer beyond the End Date.

(iii) Notwithstanding anything to the contrary in the foregoing clauses (i) and (ii) of this Section 2.1(d) or elsewhere in this Agreement, in no event shall Merger Sub be required to extend the Offer beyond the End Date.
(iv) Nothing in this Section 2.1(d) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1 or Section 9.2 hereof.
(v) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 2.1(f) hereof.
(e) Payment for Tendered Company Common Stock. On the terms and subject to the conditions set forth in this Agreement and the Offer, Merger Sub shall accept for payment and pay for all shares of Company Common Stock (i) validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d) hereof) and (ii) validly tendered in any subsequent offering period in accordance with Section 2.1(f) hereof, and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 2.1(f) hereof shall be paid net to the holder thereof in cash or immediately available funds, subject to reduction for any applicable federal or other withholding or other Taxes payable by or on behalf of such holder. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer.
(f) Subsequent Offering Period. Merger Sub may, and the Offer Documents shall reserve the right of Merger Sub to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws of not less than three (3) nor more than twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer. On the terms and subject to the conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period as promptly as reasonably practicable after any such shares of Company Common Stock are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase (the “Offer to Purchase”), and forms of the related letter of transmittal, a summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to the Company Stockholders. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable Law or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO and the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents (and any amendments thereto required to be filed with the SEC pursuant to the Exchange Act) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments. Parent and Merger Sub shall provide to the Company and its counsel copies of any and all written comments (and summaries of any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

Section 2.2 Top-Up Option.
(a) The Company grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only after the Acceptance Time and only upon the terms and subject to the conditions set forth herein, to purchase from the Company the lowest number (but not less than that number) of newly-issued and/or treasury shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option or, as may be elected by Parent, the sum of (x) the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option plus (y) all shares of Company Common Stock which the Company may be required to issue as of such date upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all Company Options, the Company Warrant and other derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof (the “Short Form Threshold”); provided, however, that the Top-Up Option shall not be exercisable (i) to the extent the number of shares of Company Common Stock issuable upon exercise of the Top-Up Option would exceed the Company’s then authorized and unissued shares of Company Common Stock (including as authorized and unissued shares of Company Common Stock, for purposes of this Section 2.2, any shares of Company Common Stock held in the treasury of the Company and the Company Subsidiaries), and (ii) if immediately after such exercise and the issuance of shares of Company Common Stock pursuant to the Top-Up Option, the Short Form Threshold would not be reached.
(b) The Top-Up Option may be exercised by Parent or Merger Sub at any time at or after the Acceptance Time. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Merger Sub, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price, or any combination of the foregoing. Any such promissory note shall accrue simple interest at the rate of eight percent (8%) per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid at any time and from time to time without premium or penalty or prior notice. The unpaid principal amount and accrued interest under such promissory note shall immediately become due and payable in the event that (x) Merger Sub fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of 30 days or (y) Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors.
(c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price, and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place. At the closing of the purchase of such shares of Company Common Stock, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing such shares.

(d) Parent and Merger Sub acknowledge that the Shares which the Parent and Merger Sub may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and Merger Sub agree that the Top-Up Option, and the shares to be issued upon exercise of the Top-Up Option, if any, are being and shall be acquired by Parent and Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
Section 2.3 Schedule 14D-9.
(a) Schedule 14D-9. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders. To the extent reasonably practicable, the Schedule 14D-9 shall be filed with the SEC concurrently with the filing by Parent and Merger Sub of the Schedule TO and shall be mailed to the Company Stockholders with the Offer Documents (and if so, the expense thereof shall be borne by Parent in connection with its dissemination of the Offer Documents). Subject to the provisions of Section 7.6(d) hereof, the Schedule 14D-9 shall include a description of the determinations and approvals and recommendations of the Company Board set forth in Section 5.3(d), including the Company Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company upon request all information concerning Parent and Merger Sub that may be required by applicable Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Except in connection with a disclosure regarding a Company Adverse Recommendation Change or an Acquisition Proposal, the Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto required to be filed with the SEC pursuant to Rule 14D-9 promulgated under the Exchange Act, in any case prior to the filing thereof with the SEC. Except in connection with a disclosure regarding a Company Adverse Recommendation Change or an Acquisition Proposal, the Company shall provide to Parent, Merger Sub and their counsel any written or oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(b) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent, at Parent’s cost and expense, with such information as Parent or its Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to any and all applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (and shall cause their respective Representatives to):
(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions on the terms and subject to the conditions set forth in the NDA;
(ii) use such information only in connection with the Offer and the Merger; and
(iii) if (A) this Agreement shall be terminated and/or (B) Parent and Merger Sub shall irrevocably withdraw the Offer, deliver (and shall cause their Representatives to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or under their control.
Section 2.4 Company Board and Company Board Committees.
(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.4(a)) and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (i) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.4) and (ii) a fraction, the numerator of which is the number of shares of Company Common Stock held by Parent and Merger Sub (giving effect to the shares of Company Common Stock purchased pursuant to the Offer and, if the Top-Up Option is exercised, the shares of Company Common Stock purchased upon the exercise of the Top-Up Option), and the denominator of which is the total number of then outstanding shares of Company Common Stock. Promptly following a request by Parent, the Company shall cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Board Appointment Date”). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board the fullest extent permitted by all applicable Laws, including the rules of the Nasdaq. Solely for purposes of this Section 2.4, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors.”

(b) Continued Listing. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the Nasdaq or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the Nasdaq or the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.
(c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 2.4(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.4 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4. Parent shall provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 2.4 are in addition to, and shall not limit, any right that Merger Sub, Parent or any affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of shares of Company Common Stock.

(d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.4(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to, prior to the Effective Time, (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, or (iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger. If asked to take any of the actions or to perform any of the duties set forth in this Section 2.4(d), and with respect to any transactions where Parent has or reasonably may be deemed to have interests that are materially different from or in addition to the interests of the non-affiliate holders of Common Stock, the Continuing Directors will have the authority to retain at the expense of the Company one firm of independent counsel and other advisors as are reasonably appropriate to the exercise and discharge of their fiduciary and other duties and their obligations under this Agreement. In addition, the approval of the Continuing Directors will be the only approval of the Company Board necessary to institute any action by the Company to enforce the performance of this Agreement and the Continuing Directors are hereby authorized to do so.
ARTICLE III
THE MERGER
Section 3.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
Section 3.2 Closing. Upon the terms and subject to satisfaction or waiver of the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction of the conditions set forth in Article VIII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing but subject to the satisfaction thereof at Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree in writing. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”
Section 3.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause a certificate of merger or a certificate of ownership and merger, as the case may be (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon such filing or at such time thereafter as shall be agreed upon by the Parties in writing and set forth in the Certificate of Merger (the “Effective Time”).

Section 3.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
Section 3.5 Certificate of Incorporation; By-laws.
(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, subject to Section 7.13 hereof, be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Health Grades, Inc.,” and as so amended such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.
(b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to “Health Grades, Inc.,” and as so amended such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such by-laws.
Section 3.6 Directors and Officers.
(a) The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
(b) The Parties shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE IV
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
Section 4.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective equityholders, the following shall occur:
(a) Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be cancelled pursuant to Section 4.1(b), and (ii) Dissenting Shares) shall be converted, subject to Section 4.1(d), into the right to receive an amount in cash equal to the Offer Price, payable to the holder thereof, without interest (the “Merger Consideration”), payable in the manner set forth in Section 4.2. At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.
(b) Cancellation of Certain Shares. Each share of Company Common Stock held by Parent or Merger Sub or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(d) Change in Shares. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or with a record date on or after the date hereof and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 4.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 4.2 Exchange of Certificates.
(a) Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger (such cash, the “Exchange Fund”) pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 4.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Exchange Fund shall not be used for any other purpose.
(b) Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates,” it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 4.1 (i) a letter of transmittal in customary form and with such other provisions as Parent may determine (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 4.3.

(c) Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation as general creditors thereof for the payment of the Merger Consideration, without any interest thereon. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.
(e) No Liability. Notwithstanding the provisions of paragraph (d) above, none of Parent, the Company, the Paying Agent or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without any interest thereon.
(g) No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.
Section 4.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 4.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to appraisal. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to appraisal, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 4.1 without interest. The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting Stockholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company shall give Parent prompt notice of any such demands prior to the Effective Time, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to any exercise by any Company Stockholder of dissenter’s rights. Notwithstanding the generality of the foregoing, if the Merger becomes effective without a meeting of Company Stockholders in accordance with Section 253 of the DGCL, the parties hereby agree that any holder of shares of Company Common Stock that is entitled to appraisal rights under Section 262 of the DGCL may demand the appraisal of such shares, in accordance with the provisions of Section 262(d)(2) of the DGCL. For the avoidance of doubt, it is acknowledged and agreed that, in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the shares of Company Common Stock issued pursuant to the Top-Up Option or any promissory note delivered by Parent or Merger Sub to the Company in payment for the shares of Company Common Stock issued pursuant to the Top-Up Option.
Section 4.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article IV) and thereafter there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.
Section 4.5 Company Options, Company Restricted Stock and Company Warrant.
(a) Waivers. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Options, Company Restricted Stock and the Company Warrant required to give effect to the transactions contemplated by this Section 4.5.
(b) All Necessary Actions. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 4.5.

(c) Company Options. At the Effective Time, each Company Option that is then outstanding shall be cancelled and, in exchange therefor, Parent shall cause the Surviving Corporation to pay to each former holder of any such cancelled Company Option as soon as practicable following the Effective Time a cash amount equal to the product of (i) the excess, if any, of the per share Merger Consideration over the exercise price per share of such Company Option, and (ii) the number of shares of Company Common Stock covered by such Company Option, subject to applicable income and employment withholding Taxes; provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled without any cash payment being made in respect thereof. Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Option informing such holder of the effect of the Merger on the Company Options.
(d) Company Restricted Stock. Either (i) upon the commencement of the Offer or (ii) immediately prior to the Acceptance Time, pursuant to the terms of the applicable award agreement, each award of restricted Company Common Stock (the “Company Restricted Stock”) shall become fully vested and all restrictions on the award shall lapse and each holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) the shares of Company Common Stock underlying the award of Company Restricted Stock then held (net of any shares of Company Common Stock withheld to satisfy employment and income Tax obligations) into the Offer. To the extent any shares of Company Common Stock that were formerly Company Restricted Stock are not so tendered, upon the Effective Time, they shall be converted into the right to receive the Offer Price in accordance with the procedures set forth in Section 4.2(b).
(e) Company Warrant. At the Effective Time, the Company Warrant, whether or not then exercisable and without any action on the part of the Company or the holder of the Company Warrant, shall be converted automatically into the right to receive at the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the per share Merger Consideration over the exercise price per share of Company Common Stock subject to the Company Warrant, and (ii) the number of shares of Company Common Stock for which the Company Warrant is exercisable immediately prior to the Effective Time, without interest and subject to applicable withholding Taxes; provided that if the exercise price per share of Company Common Stock subject to the Company Warrant is equal to or greater than the per share Merger Consideration, the Company Warrant shall be canceled without any cash payment being made in respect thereof. As of the Effective Time, the Company Warrant shall be deemed exercised and be of no further force or effect and the holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.5(e).
Section 4.6 Withholding. Parent, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or non-United States Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as expressly disclosed in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than those furnished pursuant to Item 2.02 or Item 7.01) filed by the Company with the SEC pursuant to the Exchange Act (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), in each case on or after December 31, 2007 and prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Company Disclosure Schedule, other than any matters required to be disclosed for purposes of Section 5.2 (Capitalization) of this Agreement which matters shall be specifically disclosed in Section 5.2 of the Company Disclosure Schedule) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:
Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a “Company Subsidiary”) is duly organized, is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not have a Company Material Adverse Effect. Section 5.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary. Each of the Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not have a Company Material Adverse Effect. The Company has delivered to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect.

Section 5.2 Capitalization.
(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of July 27, 2010, there were (i) 28,242,223 shares of Company Common Stock (other than treasury shares) issued and outstanding, excluding shares of Company Restricted Stock, (ii) 24,049,429 shares of Company Common Stock held in the treasury of the Company, (iii) 3,688,167 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (iv) 125,000 shares of Company Common Stock issuable upon exercise of the Company Warrant, (v) 2,291,972 shares of Company Restricted Stock, (vi) no shares of Company Common Stock owned by any Company Subsidiary and (vii) no shares of Company Preferred Stock issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Common Stock issuable upon exercise or settlement of Company Options have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Stock Plan, will be duly authorized, validly issued and fully paid and nonassessable.
(b) Except as set forth in Section 5.2(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests in the Company. Section 5.2(b) of the Company Disclosure Schedule contains a complete and correct list of (i) the exercise price for each outstanding Company Stock Option, and (ii) the outstanding Company Restricted Stock. Except as set forth in Section 5.2(a), there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of, or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, since July 27, 2010, the Company has not issued any Equity Interests in the Company, except for issuances pursuant to exercise or settlement of Company Options outstanding as of the close of business on July 27, 2010, and only in accordance with the terms of such Company Options as in effect on such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Stockholders may vote.
(c) Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens. Except as set forth in Section 5.2(c) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(d) Section 5.2(d) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens. Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any Equity Interest in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.
(e) Neither the Company nor any of the Company Subsidiaries has entered into any Contract, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such Contract entered into in the ordinary course of business consistent with past practice with respect to wholly owned Subsidiaries of the Company. There are no stockholder agreements, voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any Equity Interests of the Company or any Company Subsidiary or preemptive rights with respect thereto.
Section 5.3 Corporate Authority; Approval and Fairness.
(a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary Company Stockholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL and any necessary Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights (the “Bankruptcy Exception”).
(b) If the number of shares of Company Common Stock held by Merger Sub does not meet the threshold required by Section 253 of the DGCL, the affirmative vote of holders of a majority of shares of Company Common Stock outstanding on the record date of the Company Stockholders’ Meeting, voting together as a single class (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and the Merger.
(c) On or prior to the date of this Agreement, the Company Board has received from Citigroup Global Markets Inc. (the “Company Financial Advisor”) its oral opinion, subject to the limitations, qualifications and assumptions set forth therein, that the consideration to be received by the holders of Company Common Stock in the Offer and the Merger, taken together, is fair from a financial point of view to such holders, and such opinion has not been withdrawn, revoked or modified on or prior to the date of this Agreement. The Company will furnish a complete and correct copy of the Company Financial Advisor’s written opinion to Parent promptly after receipt thereof by the Company.

(d) On or prior to the date of this Agreement, the Company Board (i) has unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to, and in the best interest of, the Company and the Company Stockholders, (ii) has unanimously authorized and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the DGCL, and (iii) has unanimously resolved to recommend that the Company Stockholders accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the DGCL, adopt this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”), which recommendation constitutes a recommendation of the Company Board for purposes of Section 8.1 of the Company Certificate of Incorporation and any Takeover Provisions. Such resolutions are sufficient to render any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or similar Law that might otherwise apply to the Offer, the Merger, this Agreement, the Support Agreements or any other transaction contemplated hereby or thereby, and any restrictive provision in the Company Certificate of Incorporation (including Section 8.2 of the Company Certificate of Incorporation), the Company By-laws or comparable organizational documents of any Company Subsidiary (collectively, the “Takeover Provisions”) inapplicable or satisfied with respect to (i) Parent or Merger Sub with respect to the transactions contemplated by this Agreement or the Support Agreements, or (B) the Offer, the Merger, or any other transaction contemplated by this Agreement or the Support Agreements. None of the actions by the Company Board set forth in this Section 5.3(d), subject to Section 7.6(d), has been subsequently withdrawn or modified in a manner adverse to Parent.
(e) The Company has been advised by each of its directors and executive officers who are holders of shares of Company Common Stock that such directors and executive officers intend to tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

Section 5.4 No Conflict; Required Filings and Consents.
(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, (i) assuming the Company Stockholder Approval is obtained or not required, conflict with or violate any provision of the Company Certificate of Incorporation or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that would not have a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act or the rules and regulations of the Nasdaq, (ii) for the Required Antitrust Approvals, (iii) for the filing and recordation of the Certificate of Merger as required by the DGCL or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not have a Company Material Adverse Effect.
Section 5.5 Compliance with Laws; Permits. (a) Each of the businesses of the Company or any Company Subsidiary is, and since June 30, 2007 has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (b) the Company is in compliance in all material respects with the applicable listing, corporate governance and other rules and regulations of the Nasdaq, (c) each of the Company and each Company Subsidiary, and any Person acting on their behalf, holds all material Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, including its provision of professional services, (d) the Company and each Company Subsidiary is in compliance in all material respects with the terms of such material Permits and such material Permits are in full force and effect, (e) neither the Company nor any Company Subsidiary has received any written communication since June 30, 2007 from any Governmental Entity or employee, licensee, licensor, vendor or supplier of the Company or any Company Subsidiary that remains unresolved and that alleges that the Company or any Company Subsidiary is not in compliance in any material respect with, or is subject to any material liability under, any material Permit, Law or Order or relating to the revocation or modification of any material Permit, and (f) neither the Company nor any Company Subsidiary has received any written notice that any investigation or review by any Governmental Entity that, if adversely decided, would have a Company Material Adverse Effect is pending as of the date of this Agreement with respect to the Company or any Company Subsidiary or any of the properties, assets or operations of the Company or any Company Subsidiary or that any such investigation or review is contemplated.

Section 5.6 Compliance with FCPA, Etc.. Neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any director, manager, officer, agent, employee or other Person acting directly on behalf of the Company or any of the Company Subsidiaries, has, in the course of such Person’s actions for, or on behalf of, any of them (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
Section 5.7 SEC Filings; Financial Statements.
(a) Company SEC Filings. The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2007 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. To the extent not reported on the SEC’s EDGAR system, the Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, occurring since December 31, 2007 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the consolidated Company Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, would not be material). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP. Grant Thornton LLP has not resigned or been dismissed as independent public accountants of the Company and the consolidated Company Subsidiaries as a result of or in connection with any disagreements with the Company or any Company Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Internal Controls.
(i) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s and the consolidated Company Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. Since January 1, 2008, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s and the consolidated Company Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or the Company Subsidiaries’ internal controls, and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee of the Company Board since January 1, 2008.
(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure.
(iii) Since the enactment of the Sarbanes Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b 7 under the Exchange Act) or any director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b 7 under the Exchange Act) or director of the Company or any Company Subsidiary.

Section 5.8 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (a) that were incurred after December 31, 2009 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company Financial Statements for the year ended December 31, 2009 or in the Company SEC filings prior to the date hereof, (c) that were incurred in connection with this Agreement and the transactions contemplated hereby, or (d) that were not, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole.
Section 5.9 Absence of Certain Changes or Events. From December 31, 2009 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect, (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a material breach of any of the covenants set forth in Sections 7(a)(i), Section 7.1(a)(ii), Section 7.1(a)(iii), 7.1(a)(iv), Section 7.1(a)(v), 7.1(a)(vi), 7.1(a)(vii), Section 7.1(a)(viii), Section 7.1(a)(ix), Section 7.1(a)(x), 7.1(a)(xi), Section 7.1(a)(xiv), 7.1(a)(xv), 7.1(a)(xvi), Section 7.1(a)(xvii), and 7.1(a)(xxii) hereof, and (d) neither the Company nor any Company Subsidiary has adopted or changed any method or period of Tax accounting, made or changed any Tax election, filed any amended Tax Return, settled or compromised any Tax liability, claim or assessment, agreed to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, entered into any closing agreement, surrendered any right to claim a Tax refund or taken any other action or omitted to take any action, if such adoption, change, election, amendment, settlement, compromise, agreement, surrender or other action or omission would have the effect of increasing the Tax liability of the Company or any Company Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any Company Subsidiary existing on the Closing Date.
Section 5.10 Disclosure Documents.
(a) Each document required to be filed by the Company with the SEC or any other applicable Governmental Entity or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents” ), including the Schedule 14D-9 and the Proxy Statement (if applicable), to be filed with the SEC in connection with the Offer and the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders and at the time of the meeting of Company Stockholders to consider this Agreement and at the Effective Time, and (ii) Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by or on behalf of Parent or Merger Sub or any of their Affiliates specifically for use therein.
(c) The information with respect to the Company or any of the Company Subsidiaries that the Company furnishes to Parent or Merger Sub specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO (or, if amended, as of the date of such amendment), at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer (or, if amended, as of the date of such amendment), will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
Section 5.11 Company Plans; Employees and Employment Practices.
(a) Section 5.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material “employee benefit plans” within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all other material medical, dental, life insurance, equity (including the Company Stock Plans), bonus or other cash or equity-related incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other material plans, agreements, policies or arrangements (whether written or unwritten) (i) established, maintained, sponsored or contributed to by the Company or any Company Subsidiary or (ii) with respect to which the Company, any Company Subsidiary or any Person that, at any relevant time, could be treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has any liability (each regardless of materiality and whether or not listed on Section 5.11(a), a “Company Plan,” and, collectively, the “Company Plans”).
(b) With respect to each Company Plan, the Company has made available to Parent (as applicable): (i) copies of all documents setting forth the terms thereof, including all amendments thereto, (ii) all related trust documents, (iii) the most recent annual report (Form Series 5500) and all applicable schedules and attachments, (iv) the most recent actuarial report, (v) the most recent summary plan description, (vi) the most recent United States Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, (vii) all material correspondence with a Governmental Entity and (vii) any other material documents pursuant to which such Company Plan is administered or funded.

(c) None of the Company Plans is, nor has the Company, any Company Subsidiary or any ERISA Affiliate ever sponsored, maintained or contributed to: (i) any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA or the funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), (iii) any multiple employer plan (within the meaning of Section 413(c) of Code or Section 210 of ERISA), (iv) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (v) any employee benefit plan, program, agreement or arrangement that provides for post-employment or post-retirement medical or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code or similar Law for which the covered individual pays the full cost of coverage or for which payment is subsidized pursuant to the American Recovery and Reinvestment Act of 2009, as amended).
(d) Each Company Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS with respect to plan qualification requirements for which the IRS will issue such a letter and to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any material penalty or Tax liability.
(e) Each Company Plan materially complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. With respect to each Company Plan, (i) there have been no material non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with any Company Plan and (iii) no material Action with respect to a Company Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no circumstances exist that are reasonably likely to give rise to any such Action.
(f) With respect to each Company Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Company Plan, ERISA and the Code.
(g) The consummation of the transactions contemplated by this Agreement alone (including the Offer and the Merger), or in combination with any other event including a termination of any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, will not (i) give rise to any material liability under any Company Plan, including any liability for severance pay or termination pay, or (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries. Except as set forth on Section 5.11(g) of the

Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any Company Subsidiary has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code. The Company has provided to Parent with respect to those employees of the Company that are “disqualified individuals” (as such term is defined in Treasury Regulation Section 1.280G-1): (i) the grant dates, exercise prices (if applicable) and vesting schedules applicable to each Company Option and each share of Company Restricted Stock, and (ii) the Form W-2s for each such individual for each of the years 2005 through 2009, or in the case of employees who were hired after January 1, 2005, for all years between 2005 and 2009 for which they received a Form W-2 from the Company.
(h) None of the Company, any Company Subsidiary or any employee, officer, director or other service provider of the Company or any Company Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional Company Plan, or to materially increase benefits under any existing Company Plan. Each Company Plan may be amended or terminated in accordance with its terms without liability (other than for accrued benefits) to the Company or any Company Subsidiary.
(i) (i) Each Company Option has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant if such Company Option, (ii) to the Knowledge of the Company, no Company Option has had its exercise date or grant date delayed or “back-dated,” and (iii) to the Knowledge of the Company, all Company Options have been issued in material compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP. Section 5.11(h) of the Company Disclosure Schedule sets forth a complete and materially accurate list, as of the date of this Agreement, of: (A) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding Company Options and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, and (B) all holders of outstanding Company Options, Company Restricted Stock or other equity awards, indicating with respect to each Company Option or other award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, or other award, the exercise price, the date of grant, and the vesting schedule, as applicable.

Section 5.12 Labor and Employment Matters.
(a) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other similar agreement with any labor union or similar representative of employees.
(b) Except as disclosed in Section 5.12 of the Company Disclosure Schedule: (i) there is no ongoing, or, to the Knowledge of the Company, threatened, strike, slowdown, picketing, work stoppage, or other material labor dispute, and no such dispute has occurred in the immediately preceding five (5) years; (ii) there are no union organization or decertification activities pending or, to the Knowledge of the Company, threatened, and no such activities have taken place in the immediately preceding five (5) years; and neither the Company nor any Company Subsidiary has any material liability with respect to any unfair labor practices within the meaning of the United States National Labor Relations Act, as amended.
(c) Section 5.12 of the Company Disclosure Schedule contains a complete and correct list, by date and work site, of employees laid off or terminated by the Company or any Company Subsidiary in the ninety (90) day period prior to the date of this Agreement.
(d) The Company and each Company Subsidiary is in compliance in all material respects with all labor, employment and work-place related Laws.
(e) There have been no material claims of harassment, discrimination, retaliatory act or similar Actions against any employee, officer, director or manager of the Company or any Company Subsidiary at any time during the immediately preceding five (5) years and, to the Knowledge of the Company, no facts exist that would reasonably be expected to give rise to such Action.
Section 5.13 Contracts; Indebtedness.
(a) Except as disclosed in Section 5.11, Section 5.13(a) or Section 5.21(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by, or otherwise has any liability or responsibility under, any Contract that:
(i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
(ii) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns more than a fifteen percent (15%) voting or economic interest, or that has a value of more than $200,000 in the aggregate;
(iii) relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to indebtedness for borrowed money or deferred payment (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $200,000;

(iv) prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of the Company Subsidiaries, prohibits the pledging of any Equity Interest of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;
(v) requires or is reasonably likely to require (A) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $200,000 in the aggregate or (B) annual payments from the Company and the Company Subsidiaries to Third Parties of at least $200,000 in the aggregate;
(vi) relates to any acquisition by the Company or any of the Company Subsidiaries pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $200,000;
(vii) involves any five percent (5%) stockholders of the Company or any of their Affiliates (other than the Company or any Company Subsidiary);
(viii) involves any employees or individual consultants of the Company or any Company Subsidiary whose annual base salary exceeds $150,000 or creates compensation, severance, stock, stock option, severance or any similar obligations for the Company or any Company Subsidiary, or requires payment of total annual compensation in excess of $200,000;
(ix) contains any covenant that (A) limits the ability of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person or operate at any location or (B) prohibits or limits the right of the Company or any of the Company Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights (including any settlement or coexistence agreements);
(x) contains any covenant granting “most favored nation” status that, following the consummation of the Offer and/or the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates;
(xi) contains any material employee “non-solicitation” or “no-hire” provision by which the Company is restricted;
(xii) provides for the grant of a material license or other material right with respect to or otherwise involving any Intellectual Property rights owned or used by the Company or any Company Subsidiary, including all content licenses (except for commercially available off-the-shelf software with a replacement cost and/or annual license fees of less than $25,000 or licenses to customers and end users granted in the ordinary course of business);

(xiii) provides for indemnification by the Company or any of the Company Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of the Company Subsidiaries or (B) entered into in the ordinary course of business consistent with past practice;
(xiv) contains a put, call, agreement or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $200,000;
(xv) is a collective bargaining agreement;
(xvi) is a settlement, conciliation or similar agreement with any Governmental Entity or which would require the Company or any Company Subsidiary to pay consideration of more than $200,000 after the date of this Agreement; or
(xvii) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate, commodity price, equity value or foreign currency protection contract.
Each Contract of the type described in this Section 5.13(a) or set forth on Section 5.11 or Section 5.21(a) of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.”
(b) Except for matters that would not have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy Exception, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Company Material Contract, (iv) since January 1, 2008, neither the Company nor any Company Subsidiary has received any written claim of default under any Company Material Contract, (v) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) since January 1, 2008, the Company has not received any written notice from any other party to any Company Material Contract stating that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder. Complete and correct copies of all Company Material Contracts have been either publicly filed with the SEC or made available to Parent by the Company.

Section 5.14 Health Care Regulatory Matters.
(a) Without limiting the generality of Section 5.5, each of the Company, the Company Subsidiaries and, to the Company’s Knowledge, any Person acting on their behalf, is in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation.
(b) Except for matters that would not have a Company Material Adverse Effect, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished to any Governmental Entity have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
(c) Neither the Company, any Company Subsidiary nor, to the Company’s Knowledge, any Person acting on their behalf, has made or caused to be made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact required to any Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would constitute a material violation of any Health Care Law.
(d) Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective officers, directors, managers, Affiliates, employees or agents, is a party to any Contract with any physician, health care facility, hospital, nursing facility, home health agency or other person, other than Contracts which are in material compliance with all applicable Health Care Laws.
Section 5.15 Privacy, Security and Identity Theft, Etc.
(a) Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is in compliance with all Laws applicable to their respective businesses and users of websites of the Company and the Company Subsidiaries regarding: (i) privacy, data protection or the security of Information, including, as applicable, the United States Childrens Online Privacy Protection Act, the United States Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, as amended from time to time (“HIPAA”); (ii) disposal of information; (iii) reporting or notice of actual or attempted breaches in security or suspected criminal activity; (iv) identity theft; (v) the collection, transmission, use, maintenance, storage, access to, disclosure, processing and disposal (collectively, “Handling,” or a variation thereof) of personally identifying information, including social security or other identification numbers and account numbers; (vi) telemarketing; (vii) “spam,” commercial email messages and commercial mobile service messages; (viii) direct marketing or sharing Information for direct marketing purposes (with any third party, including Affiliates); (ix) advertising or other communications directed to particular users based on Information about them; (x) “opt in or out” requests relating to any of the foregoing, including providing required opportunities to do so and honoring such requests; and (xi) consents, notices, disclosures, Internet postings, and reports relating to any of the foregoing or Handling thereof.

(b) Neither the Company nor any Company Subsidiary Handled or Handles personally or individually identifying information, including health information (collectively, “PII”) other than in a manner consistent with the Company’s and the Company Subsidiaries’ posted privacy policy and standard industry privacy practices, and in compliance in all material respects with all applicable Laws. Neither the Company nor any Company Subsidiary is a “covered entity,” as that term is defined by 45 C.F.R.§ 160.103, but each of the Company and the Company Subsidiaries is, at times, a “business associate” and therefore subject to, and in compliance with, the Standards for Privacy of Individually Identifiable Health Information and Security Standards for the Protection of Electronic Protected Health Information promulgated by the U.S. Department of Health and Human Services in accordance with the Administrative Simplification provisions of HIPAA. To the Knowledge of the Company, each of the Company and the Company Subsidiaries is either not subject to or is in compliance in all material respects with any similar Laws in existence in any state or foreign jurisdiction. Each of the Company and the Company Subsidiaries is in compliance in all material respects with all obligations and responsibilities under any and all Contracts (including business associate agreements) to which the Company or any Company Subsidiary is a party that require the Company and the Company Subsidiaries to protect the confidentiality, integrity or security of health information relating to an individual patient.
(c) The Company: (i) has no Knowledge of any event or circumstance that would constitute a default by the Company or any Company Subsidiaries under any business associate, limited data use, or other Contract with an entity subject to HIPAA or other Laws regarding the subject matter of Section 5.15(a); (ii) has no Knowledge of any use or disclosure of PII by the Company or any Company Subsidiary that is not permitted by the applicable Contract with the data source or applicable Laws or that is not required by any applicable Law; (iii) has no Knowledge or any outstanding or unresolved complaint regarding Handling by the Company, any Company Subsidiary or any of their respective agents, customers or any other Persons, of PII or other information; (iv) has implemented appropriate and reasonable safeguards to prevent use or disclosure of PII other than as provided in applicable contracts with the data source or as required by Laws; (v) has not disclosed or provided any subcontract or agent with access to PII without first having obtained reasonable assurance, or contractual assurance where required by Laws, that such subcontractor or agent will comply with the same restrictions and conditions that apply to the Company or any Company Subsidiary with respect to the information; and (vi) has (A) obtained or required data sources to obtain authorizations compliant with requirements under HIPAA and other applicable Laws for the disclosure of PII to the Company or any Company Subsidiary or (B) a system that maintains information relating to the disclosure of PII appropriate to providing an accounting of disclosures under HIPAA or other applicable Laws, including the date of the disclosure, the name and address (if known) of the Person who received the information; a brief description of the protected health information disclosed; and a brief statement of the purpose of the disclosure that may reasonably informs an individual of the basis for the disclosure.

Section 5.16 Litigation. Except for matters that would not have a Company Material Adverse Effect, (a) there is no legal, administrative, arbitral or other suit, claim, complaint, action, inquiry, mediation, proceeding, audit or investigation of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any of their respective assets or properties and (b) none of the Company or any of the Company Subsidiaries, or any of their respective assets or properties, is subject to or bound by any outstanding Order.
Section 5.17 Environmental Matters.
(a) Except for matters that would not have a Company Material Adverse Effect:
(i) the Company and each Company Subsidiary is and has been in compliance with all applicable Environmental Laws;
(ii) the Company and each Company Subsidiary has obtained, maintains, and is and has been in compliance with all Permits required pursuant to Environmental Laws for the conduct of its business and operations and the operation of the Company Real Property;
(iii) neither the Company nor any Company Subsidiary has received any written notice, claim or report alleging that the Company or any Company Subsidiary is in violation of any Environmental Laws, or has any liabilities or potential liabilities arising under Environmental Laws, including liability for personal injury or property damage or natural resource damages;
(iv) to the Knowledge of the Company, none of the Company Real Property is subject to a Lien or an activity or use limitation issued pursuant to any Environmental Law or relating to any Hazardous Material;
(v) neither the Company nor any Company Subsidiary is undertaking or is responsible for, and has not completed, either individually or together with other Person, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to an Order or the requirements of any Environmental Laws; and
(vi) neither the Company nor any Company Subsidiary nor any other Person whose liability the Company or any Company Subsidiary has assumed or undertaken by Contract or by operation of Law, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, so as to have given rise to, or so as would reasonably be expected to give rise to, current or future liabilities under Environmental Laws.

(b) The Company and each Company Subsidiary have provided to Parent all environmental reports, assessments, audits, and all other similar documents relating to Environmental Law, Hazardous Materials, or environmental, health or safety liabilities, in each case relating to its or its Affiliates’ or predecessors’ past or current operations that are in the possession or under the reasonable control of the Company or any Company Subsidiary.
Section 5.18 Intellectual Property.
(a) Section 5.18(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case, that are owned by the Company or any Company Subsidiary (the “Registered Intellectual Property”).
(b) Except as set forth on Section 5.18(b) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries exclusively own or possess valid rights to use all Intellectual Property necessary for or used to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, free and clear of all Liens (other than Permitted Encumbrances), (ii) during the past six (6) years, neither the Company nor any Company Subsidiary has received written, or to the Knowledge of the Company, oral, notice of any material claim that it is infringing, misappropriating or otherwise conflicting with, any Intellectual Property right of any Third Party (including any demands or offers to license any Intellectual Property) in connection with the operation of their businesses, and the conduct of the businesses as currently conducted by the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise conflict with the Intellectual Property of Third Parties, and no such claim is pending or threatened in writing against the Company or any of the Company Subsidiaries concerning the foregoing; provided, that for the purpose of this clause (ii), any claim that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company or a Company Subsidiary shall be deemed to be “threatened” rather than “pending”, (iii) neither the Company nor any Company Subsidiary has received written notice of any claim during the immediately preceding six (6) years challenging the validity, registrability or enforceability of any Intellectual Property owned by the Company or a Company Subsidiary, and no such claim is pending or threatened in writing in which the scope, validity, enforceability or registrability of any Intellectual Property owned by the Company or a Company Subsidiary is being challenged (other than non-final office actions issued by Governmental Entities in the ordinary course of prosecution of the Registered Intellectual Property) and (iv) to the Knowledge of the Company, no Third Party is currently infringing, misappropriating or otherwise conflicting with any Intellectual Property owned by the Company or a Company Subsidiary. All of the Registered Intellectual Property is valid, subsisting and enforceable. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Company Subsidiary in or to any Company Intellectual Property in any material respects, and all Company Intellectual Property shall be owned or available for use by the Company or any Company Subsidiary immediately after the Acceptance Time and the Effective Time on terms and conditions substantially identical to those under which the Company or such Company Subsidiary owned or used such Company Intellectual Property immediately prior to the Acceptance Time and the Effective Time. The Registered Intellectual Property is not subject to any outstanding Order restricting the use thereof.

(c) The Company and the Company Subsidiaries have taken all commercially reasonable actions to maintain and protect the secrecy, confidentiality and value of all material trade secrets and other confidential information owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have and use reasonable efforts to enforce a policy requiring all employees, independent contractors and consultants of the Company and the Company Subsidiaries to enter into agreements pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and the Company Subsidiaries and assign to the Company or a Company Subsidiary, as applicable, all Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her or its employment or other relationship with the Company or such Company Subsidiary, as applicable, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property. The Company or a Company Subsidiary owns all right, title, and interest in and to all Intellectual Property authored, developed or otherwise created by all present or former employees (during such employees’ term of employment), independent contractors or consultants of the Company and the Company Subsidiaries.
(d) Except as would not have a Company Material Adverse Effect, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems used by the Company and the Company Subsidiaries (collectively, the “Company Systems”) in the conduct of their respective businesses are sufficient for the immediate needs of the businesses of the Company and the Company Subsidiary, and the Company and the Company Subsidiaries have taken all commercially reasonable actions to maintain and protect the security, continuity, proper operation and integrity of the Company Systems. In the immediately preceding (18) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused a material disruption or interruption in or to the use of such Company Systems.
Section 5.19 Taxes.
(a) All federal income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed in all material respects in accordance with applicable Law. All such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with applicable Law. The Company has made available to Parent copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received since December 31, 2006, which copies are correct and complete in all material respects. No claim currently exists whereby a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes, or may be required to file any Tax Returns, in such jurisdiction.

(b) All material Taxes of the Company and each Company Subsidiary due and payable (whether or not shown or required to be shown on any Tax Return) have been timely paid. The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any material liabilities for Taxes that are not yet due and payable.
(c) No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination or unresolved claims against or with respect to the Company or any Company Subsidiary with respect to any Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes or the filing of any Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).
(d) The Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director, manager, independent contractor, creditor, equityholder, or other Person.
(e) There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable.
(f) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code during the immediately preceding two (2) years.

(g) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements among the Company and any Company Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). The Company has disclosed on federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code.
(i) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).
Section 5.20 Insurance. Section 5.20 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies; and (c) except for annual expiration notifications, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy in effect as of the date of this Agreement.

Section 5.21 Real Property.
(a) Neither the Company nor any Company Subsidiary owns any real property. Section 5.21(a) of the Company Disclosure Schedule sets forth the address of each Leased Real Property, and a complete and correct list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered to Parent a complete and correct copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except for matters that would not have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the Company’s or a Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) the other party to such Lease is not an Affiliate of the Company or any Company Subsidiary, (v) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (vi) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (vii) there are no Liens (other than Permitted Encumbrances) on the estate or interest created by such Lease. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the businesses of the Company and the Company Subsidiaries.
(b) Except for matters that would not have a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (collectively, the “Improvements”) are in good condition and repair and sufficient for the operation of the businesses of the Company and the Company Subsidiaries and (ii) there are no structural deficiencies or latent defects affecting any of the Improvements.
Section 5.22 Affiliate Transactions. There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.
Section 5.23 Takeover Provisions.
(a) The Company Board has unanimously approved this Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Offer and the Merger any Takeover Provisions. The Company Board has taken all necessary action so that the Takeover Provisions do not, and will not, apply to (i) Parent, Merger Sub or any other Subsidiary of Parent with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, or (y) the Offer, the Merger or the other transactions contemplated by this Agreement or the Support Agreements.
(b) The Company does not have any stockholder rights plan in effect.

Section 5.24 Brokers. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor.
Section 5.25 Rule 14d-10 Matters. All amounts payable to Covered Securityholders pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the applicable Nasdaq rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held, duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Stock Options and Company Restricted Stock in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans and (C) each other relevant Company Plan, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to such exceptions as are disclosed in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 6.1 Organization and Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Merger Sub to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 6.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Parent or Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions provided for herein. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception.
Section 6.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 6.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 6.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order, applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Merger Sub to carry out its obligations in all material respects under, and to consummate the Offer, the Merger or the other transactions contemplated by, this Agreement, or materially and adversely affect the legality, validity or enforceability of this Agreement, the Offer, the Merger or the other transactions contemplated hereby.
(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws, and the rules and regulations of the Nasdaq, (ii) for the Required Antitrust Approvals, (iii) for the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Merger Sub to carry out its obligations in all material respects under, and to consummate the Offer, the Merger or the other transactions contemplated by, this Agreement, or materially and adversely affect the legality, validity or enforceability of this Agreement, the Merger, the Offer or the other transactions contemplated hereby.

Section 6.4 Litigation. As of the date hereof, there is no Action pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, prevent or materially impair or delay the consummation of the Offer, the Merger or any of the other transactions provided for herein, or materially and adversely affect the legality, validity or enforceability of this Agreement, the Merger, the Offer or the other transactions contemplated hereby.
Section 6.5 Ownership of Merger Sub; No Prior Activities. Parent owns one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 6.6 Available Funds. Section 6.6 of the Parent Disclosure Schedule sets forth a true and complete copy of the equity commitment letter, dated as of the date of this Agreement, from Sponsor to Parent (the “Equity Financing Commitment”), regarding the proposed equity investment set forth therein (the “Equity Financing”). The Equity Financing Commitment is in full force and effect as of the date hereof and is the legal, valid and binding obligation of Parent and Merger Sub and of Sponsor in accordance with the terms and conditions thereof subject to the Bankruptcy Exception. Parent and Merger Sub will have available at the expiration of the Offer (assuming the conditions to the Offer have not occurred and are not continuing) and the Effective Time (assuming the conditions to the Merger have been satisfied), the funds necessary to accept for payment and pay for any shares of Company Common Stock pursuant to the Offer and consummate the Merger and the other transactions contemplated hereby.
Section 6.7 Disclosure Documents.
(a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement, or any amendment or supplement thereto, is first mailed to Company Stockholders and at the time of the meeting of Company Stockholders to consider this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties contained in this Section 6.7 will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Sub in writing by the Company for use specifically therein.
Section 6.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company would have any liability.
Section 6.9 No Ownership of Company Common Stock. None of Sponsor, Parent, Merger Sub, InHealth, LLC or any Affiliates under the control of Parent or Merger Sub beneficially owns (within the meaning of Section 13 of the Securities Exchange Act and the rules and regulations promulgated thereunder) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement and the Support Agreements.
Section 6.10 No Management Arrangements. To the Knowledge of Parent and Merger Sub, there are no contracts or any other binding arrangements between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director or executive officer of the Company, on the other hand, relating to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

ARTICLE VII
COVENANTS
Section 7.1 Conduct of Business by the Company Pending the Closing.
(a) The Company agrees that, between the date of this Agreement and the earlier to occur of (A) the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof, (B) such time as designees of Parent first constitute a majority of the Board, or (C) the Effective Time, except as expressly set forth in Section 7.1(a) of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement, as required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed on the Company Disclosure Schedules, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice and (y) use its commercially reasonable efforts to keep available, in all material respects, the services of the executive officers of the Company and each Company Subsidiary and to preserve, in all material respects, the current relationships of the Company and each Company Subsidiary with each of the material customers, suppliers, landlords and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement, as required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed on the Company Disclosure Schedules, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:
(i) amend or otherwise change the Company Certificate of Incorporation, the Company By-laws or equivalent organizational documents of the Company Subsidiaries;
(ii) issue, sell, pledge, transfer, encumber or otherwise dispose, or authorize, propose or agree to the issuance, sale, pledge, transfer, encumbrance or disposition of, any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other Equity Interests (other than pursuant to the exercise of Company Options or Company Warrants existing on the date hereof on the terms in effect on the date hereof);
(iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, Equity Interests, property or a combination thereof) with respect to any of its Equity Interests or enter into any agreement with respect to the voting of its Equity Interests;
(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Options, employee severance, retention, termination, change of control and other contractual rights, in each case existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation, or acquisition of Equity Interests or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $200,000 individually, or $400,000 for all such transactions by the Company and the Company Subsidiaries in the aggregate;
(vi) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money;
(vii) grant any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under Section 7.1(a)(vi);
(viii) other than in the ordinary course of business with respect to Material Contracts described in Section 5.13(a)(v) requiring annual payments to or from the Company of less than $1,500,000, (A) enter into, terminate (other than by expiration in accordance with its terms) or materially amend or modify any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any Company Subsidiary or liability or obligation owing to the Company or any Company Subsidiary under, any Company Material Contract, or (C) enter into any material Contract which contains a change of control or similar provision in favor of the other party or parties thereto or would otherwise require a payment or give rise to any rights to such other party or parties in connection with the Offer, the Merger or the other transactions contemplated in this Agreement;
(ix) sell, transfer, lease, sublease, license, assign, abandon, or otherwise dispose of or impair or restrict the use of (including, by merger, consolidation, or sale of Equity Interests or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $200,000 in the aggregate or any material Intellectual Property owned by the Company or any Company Subsidiary, other than in the ordinary course of business;
(x) authorize, or make any commitment with respect to, any single capital expenditure in excess of $200,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $400,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2010 previously made available to Parent;

(xi) enter into any new line of business outside of its existing business segments;
(xii) communicate with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment that they will receive in connection with the transactions contemplated hereby or from the Surviving Corporation after the consummation thereof, unless any such communications are consistent with prior directives or documentation provided to Parent by the Company (in which case, the Company shall provide Parent with advance opportunity to review and comment upon any such communications);
(xiii) except in the ordinary course of business, (A) grant or announce any stock option, equity or incentive awards or materially increase the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors or other service providers of the Company or any Company Subsidiary, (B) hire any new employees, unless such hiring is with respect to employees having an annual base salary not to exceed $150,000, (C) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not provided for by any existing Company Plan or other Contract in effect on the date of this Agreement to any employee, officer, director or other service provider of or to the Company or any of the Company Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, other than commission payments to employees who are non-executive officers, (D) enter into or materially amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar Contract, except for agreements for newly hired employees with an annual base salary not to exceed $150,000, or (E) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan, or any collective bargaining agreement;
(xiv) pay, discharge, settle or satisfy any material claims or obligations (absolute, accrued, contingent or otherwise) in an amount in excess of $200,000 individually or $400,000 in the aggregate, other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (1) disclosed in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure or (2) incurred in the ordinary course of business consistent with past practice;
(xv) except as may be required by GAAP or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xvi) adopt or change any method or period of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, claim or assessment, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement, surrender any right to claim a Tax refund or take any other similar action;
(xvii) settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $200,000 in the aggregate, (B) entailing the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, or (2) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries or their use of any material Owned Intellectual Property, or (C) that is brought by any current, former or purported holder of any Equity Interests or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;
(xviii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;
(xix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);
(xx) adopt or implement a rights plan or similar arrangement;
(xxi) amend or modify the letter of engagement of the Company Financial Advisor or engage other advisers or consultants in connection with the transactions contemplated hereby or other Acquisition Proposals, unless the Company Board determines such actions are necessary to comply with its fiduciary obligations;
(xxii) implement any plant closing or layoff of employees that could reasonably be expected to implicate the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law; or
(xxiii) knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Acceptance Time. Prior to the Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.
Section 7.2 Company Stockholders’ Meeting; Proxy Statement.
(a) If approval of the Company Stockholders is required under applicable Law in order to consummate the Merger, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Certificate of Incorporation and the Company By-Laws (i) establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 7.2(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws.
(b) In connection with the Company Stockholders’ Meeting, the Company shall prepare and file with the SEC a proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and shall otherwise cooperate with each other in the preparation of the Proxy Statement. Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the clearing of any comments with the SEC. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement and all other materials used in connection with the Merger that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a 1 through 14a 17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a 1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Stockholders. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party or Parties, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the Nasdaq.
(c) Unless this Agreement is earlier terminated pursuant to Article IX hereof or the Company makes an Company Adverse Recommendation Change in accordance with Section 7.6(d), the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).
(d) Each of Parent and Merger Sub shall vote all shares of Company Common Stock acquired in the Offer (or otherwise beneficially owned by them or any of their respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise.
Section 7.3 Employee Benefit Matters.
(a) Parent hereby agrees that, with respect to any employee of the Company or any Company Subsidiary as of the Effective Time (a “Continuing Employee”), for the period immediately following the Effective Time through and including the first anniversary of the Effective Time (or such shorter period of time that any such Continuing Employee remains an employee of the Surviving Corporation following the Effective Time), it shall cause the Surviving Corporation to, provide base salary, wages, bonus opportunity and employee benefits for such Continuing Employee, pursuant to plans and programs sponsored or maintained by the Surviving Corporation (each such plan, a “Surviving Corporation Benefit Plan”), that are substantially comparable in the aggregate to, the base salary, wages, bonus opportunity and employee benefits (but not including equity compensation) provided to such Continuing Employee by the Company immediately prior to the Effective Time.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all Company Plans listed on Section 5.11(a) of the Company Disclosure Schedule that are applicable to any Continuing Employee. Continuing Employees shall receive credit for purposes of eligibility to participate in, and vesting under, any Surviving Corporation Benefit Plan for such Continuing Employee’s service prior to the Effective Time with the Company or any Company Subsidiary to the extent such service was credited under the analogous Company Plan as of the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on medical benefits relating to any pre-existing conditions to the same extent such limitations were waived under any analogous medical plan of Parent or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the plan year in which the Effective Time occurs to the extent such deductibles or expenses were recognized under the analogous Company Plan in such year. Notwithstanding the foregoing, the parties hereto acknowledge and agree that: (i) Parent retains in its sole discretion, at any time after the Closing, the right to amend and/or terminate any or all of its or the Surviving Company’s employee benefit plans and arrangements from time to time in accordance with their terms and (ii) the covenants set forth in this Section 7.3 do not, and shall not be construed to (A) establish, amend, or modify any benefit plan, program, agreement or arrangement maintained by the parties hereto, (B) limit in any way the ability of Parent, the Surviving Company, or any of its or their Subsidiaries to terminate the employment of any employee (including any Continuing Employee) at any time and for any lawful reason, and (C) confer upon any current or former employee (including any Continuing Employee) or any other Person any right to employment or continued employment for any specified period of time or to a particular term or condition of employment. Nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Continuing Employee or any current or former employees), other than the parties to this Agreement and their respective successors and assigns.
Section 7.4 Short-Form Merger. Notwithstanding the provisions of Section 7.2 hereof, in the event that Merger Sub shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise (including as a result of the exercise of the Top-Up Option), subject to Section 8.1(c), the Parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the Company Stockholders.
Section 7.5 Access to Information; Confidentiality.
(a) Access to Information. Subject to Section 7.5(b), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Effective Time, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective Representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice, to the officers, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof, and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided, however, until the Effective Time, the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDA or any similar agreement with respect to such information or (B) provide access to or furnish any information if doing so would violate any applicable Law, or where such access to information would involve the waiver of an attorney-client privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto; provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent required for the purpose of complying with applicable Laws, including Antitrust Laws.
(b) Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 7.5(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 7.5. The NDA shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time or the expiration of the NDA according to its terms.
Section 7.6 No Solicitation.
(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Acceptance Time, the Company shall not, and shall cause the Company Representatives and the Company Subsidiaries not to:
(i) initiate, solicit, propose, encourage or take any other action to facilitate (including by providing information) any proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal;
(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or any Company Subsidiary to any Person relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
(iii) grant any waiver or release under any Takeover Provisions, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal;

(iv) except for an Acceptable Confidentiality Agreement pursuant to Section 7.6(b), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or that requires the Company to abandon this Agreement; or
(v) resolve, propose or agree to do any of the foregoing.
The Company shall, and shall cause the Company Representatives and the Company Subsidiaries to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.
(b) Notwithstanding anything to the contrary contained in Section 7.6(a), at any time prior to the Acceptance Time, the Company may, subject to compliance with this Section 7.6(b):
(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal does not arise out of or result from any breach of this Section 7.6) if and only if, prior to providing such information, the Company has entered into an Acceptable Confidentiality Agreement with the Person so requesting such information, provided that the Company shall promptly make available to Parent any information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives; and
(ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal;
provided that, prior to taking any action described in Section 7.6(b)(i) or Section 7.6(b)(ii) above, (A) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would violate its fiduciary duties under applicable Laws, and (B) the Company Board shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(c) Except as expressly provided by Section 7.6(d), at any time after the date hereof, neither the Company Board nor any committee thereof shall:
(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in any manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to the Offer or the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days after Parent so requests in writing; provided, that Parent shall not request more than three (3) such public affirmations, (D) fail to recommend against any Acquisition Proposal within five (5) Business Days (other than an Acquisition Proposal described in clause (E) for which the Company shall have ten (10) Business Days), (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, within ten (10) Business Days after the commencement of any such Acquisition Proposal, (F) fail to include the Company Board Recommendation in the Schedule 14D-9 and the Proxy Statement, (G) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.6(b)), or (H) make any other public statement that is inconsistent with the Company Board Recommendation (any action described in clauses (A) through (H), a “Company Adverse Recommendation Change”); or
(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or similar definitive Contract (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.6(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, if the Company has received an unsolicited bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, (x) the Company Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, and/or (y) the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:
(i) the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable Laws;
(ii) the Company shall have complied with its obligations under this Section 7.6;

(iii) (A) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received an unsolicited bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 7.6(d), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including the identity of the Person or group of Persons making the Superior Proposal and the material terms thereof (including copies of any written requests, proposals or offers, including proposed agreements, and any other material documents relating to such Superior Proposal received from such Person or group of Persons);
(B) prior to effecting such Company Adverse Recommendation Change or termination, (1) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent requested by Parent) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) at the end of such Notice Period, the Company Board still determines in good faith, after consultation with outside legal counsel, that failure to make a Company Adverse Recommendation Change would violate its fiduciary obligations under applicable Laws; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.6 (including Section 7.6(d)) with respect to such new written notice; and
(iv) in the case of any action as contemplated by clause (y) of this Section 7.6(d) above, the Company shall have validly terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Company Termination Fee in accordance with Section 9.4(b)(i).
None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention (i) to effect a Company Adverse Recommendation Change or (ii) to terminate this Agreement in light of a Superior Proposal.
(e) Nothing contained in this Section 7.6 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation within two (2) Business Days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it shall promptly (and, in any event, within twenty-four (24) hours) notify Parent of (i) the receipt of any Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any inquiry or request for discussions or negotiations regarding an Acquisition Proposal, in each case indicating, in connection with such notice, the identity of the Person or group of Persons making such offer, request or inquiry and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within twenty-four (24) hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Company, any Company Subsidiary or any Company Representative in connection with any Acquisition Proposal.
(g) Unless the Company Board determines in good faith that failure to do so would violate its fiduciary obligations, the Company will not grant any waiver under any Existing Confidentiality Agreement to which the Company or any Company Subsidiary is a party and will not permit any counterparty to any such Contract to deviate from compliance with the terms thereof. The Company shall promptly notify Parent of any breach of any Existing Confidentiality Agreement (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any Existing Confidentiality Agreement that the Company, the applicable Company Subsidiary or the Company Board waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof. Unless the Company Board determines in good faith that doing so would violate its fiduciary obligations, to the extent Parent or the Company believes that there has been a breach of any Existing Confidentiality Agreement by the counterparty thereto, the Company shall take all necessary actions to enforce, to the fullest extent permitted under applicable Law and such Contract, such Existing Confidentiality Agreement, including by obtaining an injunction to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.
(h) The Company agrees that in the event any Company Subsidiary or Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 7.6, the Company shall be deemed to be in breach of this Section 7.6.

Section 7.7 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, including Section 7.6, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Article VIII to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary, proper or advisable to be obtained from any Third Party or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereby agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within three (3) Business Days of the date of this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Required Antitrust Approvals, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.7 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or other Antitrust Laws as soon as reasonably practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.
(b) Each of Parent and the Company shall use reasonable best efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or consents, Permits, authorizations, advance ruling certificates, no-action letters, waivers or approvals are required or advisable to be obtained from, any Third Parties or Governmental Entities under any other applicable Laws in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (ii) timely making all such required filings and timely seeking all such required consents, Permits, authorizations, advance ruling certificates, no-action letters or approvals.

(c) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Third Party or Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable. Information disclosed pursuant to this Section 7.7(c) shall be subject to the NDA and the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations thereunder.
(d) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any Third Party or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry unless, to the extent permitted by such Governmental Entity, it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat.
(e) In furtherance and not in limitation of the covenants of the Parties contained in Section 7.7(a) through Section 7.7(d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by the United States Federal Trade Commission, the United States Department of Justice or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement; provided that nothing in this Section 7.7(e) shall require either Party to undertake litigation against any Governmental Entity.

(f) Prior to the Effective Time, the Company shall use its reasonable efforts to assist Parent in the arrangement of any third party debt financing requested by Parent for the purpose of financing the Offer and/or the Merger, the fees and expenses incurred in connection therewith, and the other transactions contemplated hereby (the “Debt Financing”) (it being understood that the receipt of such Debt Financing is not a condition to the Offer or the Merger), including: (i) participating in meetings, presentations and due diligence sessions; (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with the Debt Financing; and (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Parent, provided that such documents will not take effect until the Effective Time; provided, however, that nothing herein shall require such cooperation to the extent it would (x) unreasonably interfere with the conduct of the Company’s business, or (y) require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified.
Section 7.8 Actions with respect to Loan Agreement and Letter of Credit.
(a) At the request of Parent, the Company shall use its reasonable best efforts to, at Parent’s election, (i) (A) pay off all outstanding indebtedness and any other obligations under the Loan Agreement, (B) terminate the Loan Agreement, (C) cause all Liens under or pursuant to the Loan Agreement to be released and (D) deliver to Parent reasonably satisfactory evidence of such payoff, termination and release, or (ii) obtain all necessary consents and approvals under the Loan Agreement so that the Offer, the Merger and the other transactions contemplated by this Agreement would not result in any breach of or any loss of any benefit under, or constitute an event of default under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of the Company or any Company Subsidiary pursuant to, the Loan Agreement.
(b) At the request of the Company, Parent shall use its reasonable best efforts to assist the Company in the arrangement of a letter of credit, which letter of credit is required pursuant to the terms of the agreement set forth on Section 7.8(b) of the Company Disclosure Schedule; provided, however, that nothing herein shall require such cooperation to the extent it would require Parent or any of its Affiliates to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified.
Section 7.9 Notices of Certain Events. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause (i) the occurrence or existence of any of the conditions to the Offer set forth in Annex A or (ii) any condition to the obligations of any Party to effect the Merger set forth in Article VIII not to be satisfied, (b) any Action commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Affiliates or otherwise relating to, involving or affecting such Party or any of its Affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated hereby (the “Transaction Litigation”), or (c) the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Offer, the Merger or any other transaction contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to any Party.

Section 7.10 Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Company Subsidiary or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall first have consented thereto in writing, such consent not to be unreasonably withheld.
Section 7.11 Publicity. The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent in the form set forth in Section 7.11 of the Company Disclosure Schedule and thereafter, the Company and Parent each shall consult with the other Party prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Offer, the Merger or any other transaction contemplated by this Agreement (other than any Acquisition Proposal, Superior Proposal or Company Adverse Recommendation Change). No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing Party determines, based on advice of counsel, that it is required to do so by applicable Law or any listing agreement with a securities exchange, in which case such Party shall use reasonable best efforts to consult with the other Party before issuing any such release or making any such press release or public statement.
Section 7.12 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.
Section 7.13 Indemnification of Directors and Officers.
(a) All rights of indemnification existing in favor of the current or former directors, officers and employees of the Company and the Company Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation and the Company By-laws or under any indemnification agreements between any Indemnified Party and the Company or any Company Subsidiary (which indemnification agreements have been previously provided to Parent) (the “Indemnification Agreements”), in each case as in effect on the date of this Agreement, shall survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Parent agrees to, and shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and limitation of liabilities of Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Company Certificate of Incorporation and the Company By-laws.

(b) From the Effective Time through the sixth (6th) anniversary of the Effective Time (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such insurance policies exceed in any one year during the Tail Period 250% of the current aggregate annual premiums paid by the Company for such purpose (which aggregate annual premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 7.13(b) of the Company Disclosure Schedule), it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 250% annual amount; provided, further, that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 7.13(b) by causing the Company to obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 7.13(b). Any insurance policies provided pursuant to this Section 7.13 shall be from an insurance company with an A.M. Best Co. rating at least as high as the rating received by the Company’s current insurance provider.
(c) Following the Closing, the Surviving Corporation shall pursue collection efforts in the matter set forth on Section 7.13(c) of the Company Disclosure Schedule, in a manner consistent with the Company’s pre-Closing collection efforts in such matter.
(d) In the event the Surviving Corporation or any Subsidiary of the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.13.
(e) The provisions of this Section 7.13 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.
Section 7.14 Takeover Provisions. Parent, the Company and their respective Boards of Directors shall (a) take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement, the Support Agreements or the transactions provided for herein or therein, including the Offer and the Merger, and (b) if any Takeover Provision becomes applicable to this Agreement, the Support Agreements or the transactions contemplated herein or therein, take all reasonable action necessary to ensure that the transactions provided for in this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreements and otherwise to minimize the effect of such Takeover Provision on Parent and Merger Sub, this Agreement, the Support Agreements and the transactions provided for herein or therein.

Section 7.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including (a) any dispositions of shares of Company Common Stock (including Company Restricted Stock and derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and (b) the conversion of Company Stock Options as contemplated by Section 4.5 hereof, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.16 Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company shall not, from and after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 7.16 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 7.17 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the Nasdaq) to cause the delisting of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 7.18 FIRPTA Certificate. On the Closing Date, the Company shall provide to Parent an affidavit, dated as of the Closing Date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(f) and Section 897 of the Code, together with evidence reasonably satisfactory to Parent that the Company has provided notice to the IRS in accordance with the provisions of Treasury Regulation section 1.897-2(h)(2), so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Merger.

ARTICLE VIII
CONDITIONS TO THE MERGER
Section 8.1 Conditions. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a) Company Stockholder Approval. (i) If adoption of this Agreement by the Company Stockholders is required under the DGCL, the Company Stockholder Approval shall have been obtained, or (ii) all conditions of applicable Law required to be satisfied to effect the Merger as a short-form merger pursuant to Section 253 of the DGCL shall have been satisfied.
(b) Purchase of Tendered Shares. Merger Sub shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.
(c) No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.1 Termination Generally. This Agreement may be terminated, and the Offer and the Merger may be abandoned by action taken or authorized by the Board of Directors of the terminating Party or Parties, as follows:
(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;
(b) by either Parent or the Company, at any time prior to the Acceptance Time, if:
(i) the Acceptance Time shall not have occurred on or before November 30, 2010 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of any covenant or obligation under this Agreement was the principal cause of, or resulted in, the failure of the Acceptance Time to occur prior to such End Date; or

(ii) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer and at the time of such expiration or termination (A) any of the conditions to the Offer set forth on Annex A hereto shall have occurred and be continuing or (B) all of the conditions to the Offer set forth on Annex A hereto other than the condition in paragraph (a) of Annex A shall not have occurred or shall have ceased to exist; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any Party whose breach of any covenant or obligation under this Agreement was the principal cause of, or resulted in, (1) the failure of any conditions of the Offer set forth in Annex A hereto to cease to be in existence or (2) the expiration or termination of the Offer without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer;
(c) by the Company, at any time prior to the Acceptance Time, if:
(i) (A) Parent or Merger Sub fail, in violation of Section 2.1, to commence the Offer, (B) Parent or Merger Sub shall have breached in any material respect any of the covenants or agreements made by it in this Agreement, or (C) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), but in either case only to the extent that such breach or inaccuracy would prevent or materially delay Parent and Merger Sub from accepting for payment or paying for the shares of Company Common Stock pursuant to the Offer or consummating the Merger, the Offer or the other transactions contemplated hereby in accordance with the terms of this Agreement; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement; or
(ii) (A) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) the Company has complied in all material respects with Section 7.6 and (C) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided that the right of the Company to terminate this Agreement pursuant to this Section 9.1(c)(ii) is conditioned on and subject to the prior payment to Holdings by the Company of the Company Termination Fee in accordance with Section 9.4(b)(i), and any purported termination pursuant to this Section 9.1(c)(ii) shall be void and of no force or effect if the Company Termination Fee is not paid prior to such termination; or

(d) by Parent, at any time prior to the Acceptance Time, if:
(i) (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than Section 7.6) such that the closing condition set forth in clause (e) on Annex A would have occurred and be continuing or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in clause (d) on Annex A would have occurred and be continuing, and, in the case of either clause (A) or (B), such breach is incapable of being cured by the End Date or is not cured by the Company within thirty (30) calendar days after the Company receives written notice containing a description of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement; or
(ii) (A) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, or (B) the Company shall have breached in any material respect its obligations under Section 7.6.
Section 9.2 Termination Before or After the Acceptance Time. Notwithstanding the prior approval of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may also be terminated and the Offer and the Merger may be abandoned, at any time prior to the Effective Time, by either Parent or the Company if (a) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Offer or the Merger and such Order has become final and non-appealable, or (b) if there shall be any Law that makes the consummation of the Offer or the Merger illegal or otherwise prohibited (unless the consummation of the Offer or the Merger in violation of such Law would not have a Company Material Adverse Effect) and, prior to termination pursuant to this Section 9.2, the terminating Party shall have complied in all material respects with its obligations under Section 7.7; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.
Section 9.3 Notice of Termination. The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than under Section 9.1(a)) or Section 9.2 shall give written notice of such termination to the other Parties specifying the provision or provisions of Section 9.1 or Section 9.2 pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination.
Section 9.4 Effect of Termination; Termination Fee and Expense Reimbursement.
(a) Effect of Termination Generally. Except as otherwise set forth in this Section 9.4, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1 or Section 9.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective directors, managers, officers, equityholders, employees and other Representatives; provided, however, that the provisions of this Section 9.4, Section 7.11, Article X and the NDA shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its intentional or fraudulent breach of any representation, warranty, covenant or agreement set forth in this Agreement (including the failure by the Company to pay any amounts due pursuant to Section 9.4(b)). Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages.

(b) Company Termination Fee.
(i) In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), the Company shall pay the Company Termination Fee to Holdings prior to such termination by wire transfer of same day funds to one or more accounts designated by Holdings.
(ii) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), the Company shall pay the Company Termination Fee to Holdings promptly, but in any event within three (3) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Holdings.
(iii) In the event that (A) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii)(B) or by Parent pursuant to Section 9.1(d)(i) and Parent is not in material breach of this Agreement at the time of such termination, (B) at or prior to the time of such termination an Acquisition Proposal shall have been publicly announced, commenced or disclosed or submitted or made known to the Company Board, and (C) at any time after the execution of this Agreement and prior to the expiration of twelve (12) months after the termination of this Agreement, the Company consummates an Acquisition Proposal or enters into a letter of intent, agreement in principle, definitive agreement or similar Contract with respect to an Acquisition Proposal that is subsequently (x) consummated at any time (for the avoidance of doubt, including consummation at any time after the twelve-month period following termination of this Agreement) or (y) terminated and, in connection with such termination, the Company receives a fee (“Acquisition Proposal Termination Fee”), the Company shall, on the date such Acquisition Proposal is consummated or such Acquisition Proposal Termination Fee is received by the Company, pay the Company Termination Fee to Holdings by wire transfer of same day funds to one or more accounts designated by Holdings; provided that, for purposes of this Section 9.4(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50.1%.
(iv) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion. Holdings shall have right to assign the right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(c) Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 9.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 9.4, Parent would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.4(b) and, in order to obtain such payment, Parent and/or Holdings commences a suit that results in a judgment against the Company for the amount set forth in Section 9.4(b) or any portion thereof, the Company shall pay to Holdings costs and expenses (including attorneys’ fees) incurred by the Parent and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.
Section 9.5 Extension; Waiver. At any time prior to the Effective Time, subject to Section 2.4(d), the Parties may, to the extent permitted by applicable Law and, subject to Section 9.6, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by Law (including the relevant rules of the Nasdaq) requires further approval by the Company Stockholders without the further approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 9.6 Amendment. Subject to Section 2.4(d) and compliance with applicable Law, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Acceptance Time or the Company Stockholder Approval; provided, however, that (a) after the Acceptance Time, there shall be no amendment that decreases the Merger Consideration and (b) after the Company Stockholder Approval has been obtained, there shall be made no amendment that by Law (including the relevant rules of the Nasdaq) requires further approval by the Company Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

ARTICLE X
GENERAL PROVISIONS
Section 10.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article X, the agreements of Parent, Merger Sub and the Company in Article IV (Conversion of Securities; Exchange of Certificates) and Section 7.13 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.
Section 10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent, Merger Sub or Holdings, at:

Mountain Acquisition Corp.
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, New York 10167
Attention:	Norman Alpert and General Counsel
Telephone:	(212) 351-1600
Facsimile:	(212) 808-4922
Email:	NAlpert@vestarcapital.com
SDellaRocca@vestarcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Michael Movsovich
Kester Spindler
Facsimile:	(212) 446-4900
E-mail:	michael.movsovich@kirkland.com
kester.spindler@kirkland.com

If to the Company, at:

Health Grades, Inc.
500 Golden Ridge Road, Suite 100
Golden, CO 80401
Attention:	Chief Financial Officer
Telephone:	(303) 716-0041
Facsimile:	(303) 716-6635
E-mail:	adodge@healthgrades.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:	Christa A. D’Alimonte
Facsimile:	(212) 848-7179
E-mail:	cdalimonte@shearman.com

with a copy (which shall not constitute notice) to:

Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, CO 80203-4532
Attention:	Douglas R. Wright
Facsimile:	(303) 607-3600
E-mail:	dwright@faegre.com
Section 10.3 Fees and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent and all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest), incurred in connection with the transactions contemplated by Article IV. The Company and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of any such amounts, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, any such amounts payable in connection therewith. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner so that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 10.5 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule, the Equity Financing Commitment and the other documents delivered pursuant hereto) and the NDA constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
Section 10.6 Specific Performance.
(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damages. It is accordingly agreed that, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. Each of the Parties agrees not to raise any objections to the availability of the remedy of specific performance to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.
(b) The Company hereby agrees that, except as provided in Section 10.6(c) below, specific performance shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Sub or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby and, except as provided in Section 10.6(c) below, that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(c) Notwithstanding the foregoing, if a Court of competent jurisdiction in a final, non-appealable determination as to the availability of specific performance does not specifically enforce the obligations of Parent and Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 10.6, the Company may pursue any other remedy available to it at law or in equity, including monetary damages; provided, however, that the Company may not pursue another remedy if the Court has made a final, non-appealable determination that Parent and/or Merger Sub has not materially breached their obligations under this Agreement; and provided, further, that notwithstanding anything herein to the contrary, the maximum aggregate liability of Parent, Merger Sub, Holdings and their Affiliates under this Agreement or the transactions contemplated hereby to the Company shall be limited to twelve million five hundred thousand dollars ($12,500,000). If such a Court has granted an award of damages for such alleged breach against Parent and/or Merger Sub, the Company may enforce such award and accept damages for such alleged breach only if, within two (2) weeks following such award or as promptly as possible thereafter, Parent and Merger Sub have not consummated the Offer and the Merger. In addition, the Company agrees to cause any Action still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Offer and the Merger.
Section 10.7 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE EQUITY FINANCING COMMITMENT, THE SUPPORT AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Any Action against, arising out of or relating to this Agreement, the Equity Financing Commitment, the Support Agreements or the transactions contemplated hereby or thereby, including any Action against any member of the Parent Group, shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought solely and exclusively in the federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Court of Chancery of the State of Delaware and the federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought in the United States District Court for the Southern District of New York. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts, in accordance with the foregoing order of priority, in respect of any Action arising out of or relating to this Agreement, the Equity Financing Commitment, the Support Agreements or the

transactions contemplated hereby or thereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 10.7. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.2 (Notices). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE EQUITY FINANCING COMMITMENT OR THE SUPPORT AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY FINANCING COMMITMENT, THE SUPPORT AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY MEMBER OR REPRESENTATIVE OF THE PARENT GROUP UNDER ANY SUCH AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(B).
Section 10.8 No Third-Party Beneficiaries. Except as provided in Section 7.13 (Indemnification of Directors and Officers), each of Parent, Merger Sub and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 7.13 shall not arise unless and until the Effective Time occurs.
Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that prior to the Closing, Merger Sub may assign its rights and obligations under this Agreement to any other wholly-owned Subsidiary of Parent and to any parties providing debt financing to the Surviving Corporation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
Section 10.11 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
Section 10.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.13 Counterparts. This Agreement may be executed by facsimile and in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 10.14 Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a Contract, and each such Party forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MOUNTAIN ACQUISITION CORP.

By:	/s/ Norman W. Alpert
Name: Norman W. Alpert
Title: President

MOUNTAIN MERGER SUB CORP.

By:	/s/ Norman W. Alpert
Name: Norman W. Alpert
Title: President

MOUNTAIN ACQUISITION HOLDINGS, LLC,
solely for purposes of Section 9.4(b) and Article X
of this Agreement

By:	/s/ Norman W. Alpert
Name: Norman W. Alpert
Title: President
[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEALTH GRADES, INC.

By:	/s/ Kerry R. Hicks

	Name:	Kerry R. Hicks
	Title:	Chairman & Chief Executive Officer
[Signature Page to the Agreement and Plan of Merger]

ANNEX A
CONDITIONS TO THE OFFER
Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of July 27, 2010 (the “Agreement”), by and among MOUNTAIN ACQUISITION CORP., a Delaware corporation (“Parent”), MOUNTAIN MERGER SUB CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), HEALTH GRADES, INC., a Delaware corporation (the “Company”), and solely for purposes of Section 9.4(b) and Article X of the Agreement, MOUNTAIN ACQUISITION HOLDINGS, LLC, a Delaware limited liability company (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return shares of Company Common Stock tendered in the Offer promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the rules and regulations referred to in clause (i) above, the payment for, any shares of Company Common Stock tendered in the Offer, in the event that at the scheduled expiration date of the Offer (as it may be extended pursuant to Section 2.1(d) of the Agreement):
(a) The Minimum Condition shall not have been satisfied;
(b) The Required Antitrust Approvals pursuant to the HSR Act and the Antitrust Laws of the countries set forth on Annex A to the Company Disclosure Schedule shall not have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with such Required Antitrust Approvals shall not have expired or been terminated;
(c) There shall be any Law or Order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any Governmental Entity (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger) the effect of which is to, or would reasonably be expected to, directly or indirectly make illegal or otherwise prohibit or materially delay consummation of the Offer and/or the Merger;
(d) (i) The representations and warranties of the Company set forth in the Agreement (other than the representations and warranties set forth in Sections 5.2(a), 5.2(b), Section 5.2(c), Section 5.3, Section 5.9(b) and 5.24) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date), except where any failures of any such representations and warranties to be so true and correct would not have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 5.2(c), Section 5.3 and 5.24 (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date; (iii) the representations and warranties set forth in Sections 5.2(a) and 5.2(b) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all respects subject only to de minimis exceptions; or (iii) the representations and warranties set forth in Section 5.9(b) shall not be true and correct, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of the Agreement or as of the then scheduled expiration date of the Offer as though made on and as of such date;
(e) The Company shall have failed to perform in all material respects all obligations required to be performed by it under the Agreement, and such failure to perform shall not have been cured prior to the then scheduled expiration date of the Offer;
(f) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect that none of the conditions in paragraphs (d) and (e) of this Annex A shall have occurred and be continuing;
(g) Since the date of the Agreement, there shall have occurred any changes, events, circumstances or developments that have had a Company Material Adverse Effect;
(h) The Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change;
(i) There shall be instituted, pending or threatened in writing immediately prior to the expiration date of the Offer any Action by any Governmental Entity against Parent, Merger Sub or the Company (i) challenging the acquisition by Merger Sub of any shares of Company Common Stock pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the consummation of any of the other transactions contemplated by the Agreement or the Support Agreements, (ii) seeking to impose material limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub unable, to accept for payment, pay for or purchase any or all of the shares of Company Common Stock pursuant to the Offer or the Merger, or (iii) relating to the Offer, the Merger or any of the other transactions contemplated by the Agreement or the Support Agreements and seeking to obtain from Parent, Merger Sub or the Company any damages or other relief that would be material to Parent, Merger Sub or the Company;
(j) Any consents, registrations, approvals, Permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Merger Sub with or from any Governmental Entity or third party in connection with the execution, delivery and performance of the Agreement, the Offer and the consummation of the transactions contemplated by the Agreement shall not have been made or obtained and such failure would have a Company Material Adverse Effect; or

(k) The Agreement shall have been terminated in accordance with its terms.
The conditions to the Offer set forth in this Annex A are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than any action or inaction in breach of the Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company) may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

EXHIBIT A
Form of Acceptable Confidentiality Agreement
Health Grades, Inc.
Confidentiality and Nondisclosure Agreement
THIS CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT is entered into as of [•], 2010 (“Effective Date”), by and between Health Grades, Inc., a Delaware corporation with its principal offices at 500 Golden Ridge Road, Suite 100, Golden, Colorado 80401 (“HealthGrades”), and [•] (the “Recipient”), (the “Agreement”). The Recipient and HealthGrades may be referred to herein individually as a “Party” or collectively as the “Parties”.
WHEREAS, HealthGrades has or will be providing the Recipient and its Representatives with access to data and information from HealthGrades, its affiliates, and its clients for the purpose of the Recipient’s evaluation and negotiation of a potential transaction involving the Recipient and HealthGrades (the “Transaction”); and
WHEREAS, each Party desires that all of the confidential and proprietary information that is furnished or made available to the Recipient or any of its Representatives by HealthGrades be subject to the confidentiality and non-disclosure restrictions imposed by this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. The Recipient acknowledges that, in connection with its evaluation and negotiation of a Transaction, it and its Representatives have been and may be given access to “Confidential Information,” which is defined as any information, whether written, verbal, electronic or otherwise, that is disclosed or made available to the Recipient by HealthGrades, its affiliates or its clients in connection with the Transaction. Such “Confidential Information” may include, but is not limited to, (i) reports, manuals, training materials, presentations, questionnaires, analyses, tools, software, specifications, business plans or calculations and (ii) all materials prepared by the Recipient or any of its Representatives to the extent containing, reflecting or based upon, in whole or in part, any Confidential Information, and in each case regardless of whether or not specifically marked as confidential. The Recipient acknowledges that the Confidential Information constitutes protectable trade secrets and other sensitive information, and agrees to hold the Confidential Information in confidence.
2. The Recipient will not, and the Recipient shall cause its Representatives not to, at any time, without the prior written consent of an authorized representative of HealthGrades, use for itself or others, or disclose to any other entity or person, any of the Confidential Information, except that the Recipient may use such Confidential Information solely in connection with the Transaction and its evaluation thereof, and may provide such information to its directors, officers, employees, agents, attorneys, accountants, consultants, bankers, financial sources, advisors and any representatives of advisors (collectively, the Recipient’s “Representatives,” provided that no person other than the Recipient’s employees, officers or directors shall be considered a Representative unless they receive Confidential Information from or on behalf of the Recipient) on a need to know basis in connection with the Transaction and its evaluation thereof. The Recipient will advise the Representatives of the confidential nature of the Confidential Information, and will be responsible for any use of the Confidential Information by the Representatives in violation of the terms of this Agreement.

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3. Notwithstanding any other provisions of this Agreement, each Party acknowledges that Confidential Information shall not include information which: a) already is in the Recipient’s or any of its Representatives’ possession, b) is or becomes publicly known through no wrongful act of the Recipient; c) is obtained from a third person who is not, to the knowledge of the Recipient, prohibited from transmitting the Confidential Information to the Recipient or any of its Representatives by a contractual, legal or fiduciary obligation to HealthGrades; or d) is independently developed by the Recipient or any of its Representatives without breach of this Agreement.
4. The Recipient will be relieved of its obligation hereunder if, and to the extent, that Confidential Information a) is explicitly approved for release by written authorization of HealthGrades; or b) if the Recipient or any of its Representatives becomes (or if it is reasonably likely that the Recipient or any of its Representatives shall become) required by applicable law, regulation or any subpoena, court, arbitration or other legal process, or reasonably believes based on advice from its counsel that it is, legally required to disclose any Confidential Information, provided that the Party making the disclosure has given prompt notice to HealthGrades, to the extent practicable without prejudicing any of the Recipient’s or its Representatives’ legal rights, privileges or obligations or unless prohibited by law, so that HealthGrades, at HealthGrades’ sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement. In the event that no such protective order is obtained within a reasonable period of time or compliance with the terms of this Agreement are not waived, the Recipient or its Representatives, as applicable, shall use commercially reasonable efforts to disclose only that portion of Confidential Information that the Recipient or its Representatives, as applicable, are advised by counsel is required. Such disclosure shall not be a violation of this Agreement.
5. HealthGrades agrees that the Recipient will have no obligation to continue to participate in any negotiations or other activities in connection with the Transaction or the Recipient’s evaluation thereof or to effect the Transaction except pursuant to a definitive agreement (a “Definitive Agreement”) executed by the Recipient and acceptable to the Recipient in its sole and absolute discretion. Recipient agrees that HealthGrades reserves the right, in its sole discretion, to both reject any and all proposals made by Recipient or its Representatives with regard to a Transaction and/or to terminate discussions and negotiations with the Recipient or any of its Representatives at any time for any reason or no reason. Except as otherwise agreed by the Parties in a Definitive Agreement, all Confidential Information disclosed shall remain the sole property of HealthGrades, and all documents and other materials constituting Confidential Information shall remain the property of HealthGrades or its client. Upon request of HealthGrades, the Recipient will immediately return to HealthGrades or destroy, at the Recipient’s election, any written material containing or reflecting Confidential Information (whether prepared by HealthGrades, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material; provided, however, that the Recipient and its Representatives a) may retain i) any attorney work product created in connection with the Recipient’s evaluation and negotiation of a Transaction, and ii) so much of the information as the Recipient or any of its Representatives reasonably believes is necessary to comply with any legal, regulatory or data production requirements, and b) will not be obligated to erase any Confidential Information that is contained in an archived computer system backup in accordance with such Party’s security and/or disaster recovery procedures, and, in each case, such Confidential Information will continue to be subject to the terms of this Agreement.

Ex-2

6. The Recipient shall not remove any copyright or proprietary rights notice attached to or included in any Confidential Information and shall not copy the Confidential Information without HealthGrades’ written consent, except in connection with disclosures otherwise permitted hereunder (including to the Recipient’s Representatives).
7. Except as otherwise permitted hereunder, neither Party shall disclose the terms and conditions of this Agreement without the prior written consent of the other Party. The Recipient acknowledges and, to the Recipient’s knowledge, agrees that HealthGrades is the exclusive owner the HealthGrades service marks, including the name, HealthGrades. The Recipient shall not directly or indirectly use or display HealthGrades’ name or service marks without the prior written consent of HealthGrades. This provision shall survive the termination of this Agreement.
8. The Recipient agrees that, without the prior written consent of HealthGrades, all communications from the Recipient or its Representatives regarding the proposed Transaction, including, without limitation, inquiries, requests for additional information, requests for access to personnel or other business contacts, requests for facility tours or discussions or questions regarding procedures, will be submitted only to [•] of Citigroup Global Markets Inc., except that you or your counsel may direct questions regarding this Agreement to [•] of Shearman & Sterling LLP.
9. In consideration of Confidential Information being furnished to the Recipient, the Recipient hereby agrees that, for a period of one (1) year from the date hereof, it will not, and will cause its Representatives (other than third party advisors) not to, directly or indirectly, without obtaining the prior written consent of HealthGrades, solicit for employment, hire or employ any current employees of HealthGrades or any of its affiliates; provided, however, that the restriction on solicitation above shall not restrict the Recipient’s ability to conduct generalized searches for employees by use of advertisements in periodicals of general circulation.
10. The Recipient acknowledges that HealthGrades could be irreparably harmed if the Recipient’s obligations under this Agreement are not specifically enforced and that HealthGrades may not have an adequate remedy at law in the event of an actual or threatened violation by the Recipient of its obligations. Therefore, the Recipient agrees that HealthGrades shall be entitled to seek injunctive relief against any actual or threatened violations or breathes by the Recipient without the necessity of HealthGrades showing actual damages or that monetary damages would not afford an adequate remedy. In the event that any dispute between the Parties should result in arbitration or litigation, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses in connection with such arbitration or litigation, including without limitation, such reasonable fees, costs and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

Ex-3

11. HealthGrades agrees to hold in confidence the Recipient’s confidential or proprietary information upon the same terms as are set forth herein with respect to the Recipient’s treatment of HealthGrades confidential information; provided that the Recipient hereby acknowledges and agrees that nothing contained in this Agreement shall in any manner restrict or prohibit HealthGrades from complying with its obligations contained in the Agreement and Plan of Merger, by and among Mountain Acquisition Corp., Mountain Merger Sub Corp., Mountain Holdings, LLC and HealthGrades, dated as of July 27, 2010, as amended from time to time.
12. This Agreement contains the entire agreement between the Recipient and HealthGrades concerning the confidentiality of the Confidential Information, and no provision of this Agreement may be waived, amended or modified, in whole or in part, not any consent given, unless approved in writing by duly authorized representatives of both Parties, which writing specifically refers to this Agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.
13. This Agreement may not be assigned by either Party, except that HealthGrades may assign this Agreement to any purchaser of all or substantially all of its assets, equity securities or businesses. The obligations of either Party shall not terminate upon any attempted assignment. This Agreement may only be amended in writing by an instrument signed by both Parties. This Agreement shall be governed by the internal laws of the State of Colorado without regard its conflict of law provisions. If any provision of this Agreement shall be held invalid in a court of law, the remaining provisions shall be construed as if the invalid provision were not included in this Agreement. Except as otherwise expressly indicated herein, this Agreement will terminate two (2) years from the date hereof.

HealthGrades, Inc.	[The Recipient]

Signature:	Signature:

Print Name:	Print Name:

Title:	Title:

Ex-4

EXHIBIT B.1
List of Company Officers
1. Kerry Hicks

2. Allen Dodge

3. Michael Shanks

4. David Hicks

5. Andrea Pearson

6. John Neal

Ex-5

EXHIBIT B.2
List of Parent and Merger Sub Officers
1. Norm Alpert

2. Roger Holstein

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